EXHIBIT 10.23

STOCK PURCHASE AGREEMENT
BY AND AMONG
DIVERSIFIED MACHINE, INC.
and
HLI OPERATING COMPANY, INC.
and
HLI SUSPENSION HOLDING COMPANY, INC.
Dated as of
February 1, 2007

TABLE OF CONTENTS
ARTICLE I
DEFINITIONS AND TERMS

Section 1.1	Certain Definitions	1
Section 1.2	Other Terms	9
Section 1.3	Other Definitional Provisions	9
ARTICLE II
PURCHASE AND SALE OF SHARES

Section 2.1	Purchase and Sale of the Shares	10
Section 2.2	Conveyance	10
Section 2.3	Consideration	10
ARTICLE III
CLOSING
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Section 4.1	Organization	17
Section 4.2	Authority; Binding Effect	17
Section 4.3	Title to Shares	18
Section 4.4	No Violation	18
Section 4.5	Absence of Litigation	18
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO THE COMPANIES
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 6.1	Organization	33
Section 6.2	Authority; Binding Effect	33

Section 6.3	No Violation; Consents and Approvals	33
Section 6.4	Acquisition of Shares for Investment	33
Section 6.5	Absence of Litigation	34
Section 6.6	Financing	34
Section 6.7	Brokers	34
Section 6.8	Investigation	34
ARTICLE VII
COVENANTS

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1	Mutual Conditions to the Obligations of the Parties	46
Section 8.2	Conditions to the Obligations of Purchaser	47
Section 8.3	Conditions to the Obligations of Seller	48
ARTICLE IX
INDEMNIFICATION OBLIGATIONS; SURVIVAL
ARTICLE X
TERMINATION

Section 10.1	Termination	53
Section 10.2	Effect of Termination	53
Section 10.3	Expense Reimbursement; Breakup Fee	54
ARTICLE XI
MISCELLANEOUS

Section 11.10	Counterparts	56
Section 11.11	Headings	56
Section 11.12	Further Assurances	56
Section 11.13	Specific Performance	57
Section 11.14	Knowledge	57
Section 11.15	Severability	57
Section 11.16	No Strict Construction	57
Section 11.17	UIA Form 1027	57

v

LIST OF EXHIBITS AND SCHEDULES

EXHIBITS
Exhibit A	Accounting Principles
Exhibit B	Calculation of Base Amount
Exhibit C	Resolution of Stockholders of the Companies re Officers and Directors
Exhibit D	Financial Statements
Exhibit E	Form of Transition Services Agreement
Exhibit F	Form of Patent Assignment
Exhibit G	Form of Escrow Agreement
Exhibit H	Form of Amendment to the Alcoa License Agreement

SCHEDULES
2.1	Ferndale Assets
3.5(g)	Property Tax Prorations
3.6	Allocation of Purchase Price
4.3	Title to Shares
4.4	No Violation
4.5	Absence of Litigation: Sellers
5.1	Organization and Qualification
5.2(a)	Financial Statements and Inventories: Accounting Principles
5.2(b)	Financial Statements and Inventories: Receivables
5.3	Absence of Certain Changes or Events
5.4(a)	Ownership of Stock; Capitalization: Issued and Outstanding Capital Stock
5.4(b)	Ownership of Stock; Capitalization: Options and Warrants
5.4(c)	Ownership of Stock; Capitalization: Liens on Shares
5.5(a)	Consents and Approvals; No Violation: Consents
5.5(b)	Consents and Approvals; No Violation: Conflicts
5.6	Absence of Litigation: Companies
5.7	Related Party Agreements
5.8	Permits; Compliance With Laws
5.9(a)	Employee Benefit Plans; ERISA: List of Plans
5.9(c)	Employee Benefit Plans; ERISA: ERISA Plan Assets
5.9(g)	Employee Benefit Plans; ERISA: Retiree Medical Plans
5.9(h)	Employee Benefit Plans; ERISA: Retention Agreements
5.10(a)	Material Contracts
5.10(b)	Material Contracts: Breach
5.11	Personal Property
5.12(a)	Environmental Matters: Compliance and Permits
5.12(b)	Environmental Matters: Claims and Releases
5.12(c)	Environmental Matters: Hazardous Materials
5.12(e)	Environmental Claims

SCHEDULES
5.13(a)	Real Property: Owned Realty
5.13(b)	Real Property: Liens
5.14	Labor Matters
5.15	Insurance
5.16	Intellectual Property
5.17	Taxes
5.18	Products Liability
5.20	Corporate Records
5.21	Sufficiency of Assets and Intercompany Services
5.22	Material Customers and Suppliers
5.23	Employees; Employment Contracts
5.24	No Undisclosed Liabilities
6.3(b)	No Violation; Consents and Approvals: Consents
7.1	Conduct of Business
7.8	Intercompany Obligations; Affiliate Agreements
7.11	Resignations
7.14	Patent Assignment
7.17(a)	Continuing Ferndale Employees
7.17(f)	Continuing Employees Receiving Short-Term Disability Benefits
7.18	Assignment and Assumption of Contracts
8.1(c)	Consents

     STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of February 1, 2007, by and among Diversified Machine, Inc. a Delaware corporation (“Purchaser”), HLI Operating Company, Inc., a Delaware corporation (“HLI Opco”) and HLI Suspension Holding Company, Inc., a Michigan corporation (“HLI Suspension”). HLI Opco and HLI Suspension, jointly and severally, shall be referred to collectively as “Seller.”
W I T N E S S E T H :
     WHEREAS, HLI Opco is the direct record and beneficial owner of all of the issued and outstanding shares of capital stock of HLI Suspension;
     WHEREAS, HLI Suspension is the direct record and beneficial owner of all of the issued and outstanding shares of capital stock (the “HLI Bristol Shares”) of Hayes Lemmerz International – Bristol, Inc., a Michigan corporation (“HLI Bristol”) and all of the issued and outstanding shares (the “HLI Montague Shares”) of capital stock of Hayes Lemmerz International – Montague, Inc., a Michigan corporation (“HLI Montague”);
     WHEREAS, the Companies (as defined below) are engaged in the business of designing, fabricating, procuring, marketing, selling and distributing cast aluminum and/or machined suspension components for the automotive industry in the North American market (the “Business”) and, in connection therewith, own and operate certain manufacturing facilities located in Bristol, Indiana; and Montague, Michigan (collectively, the “Plants”);
     WHEREAS, Purchaser desires to acquire from Seller, and Seller desires to sell to Purchaser, the Companies, the Business and the Plants by means of the purchase and sale (the “Stock Purchase”) of the HLI Bristol Shares and the HLI Montague Shares (collectively, the “Shares”), all upon the terms and subject to the conditions contained herein; and
     WHEREAS, the respective Boards of Directors and requisite shareholders of Seller and Purchaser have approved this Agreement and the transactions contemplated hereby.
     NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Accounting Firm” shall have the meaning set forth in Section 3.5(b) hereof.

     “Accounting Principles” shall mean the methodologies, practices, accounting applications and assumptions of the Companies set forth on Exhibit A hereto.
     “Affiliate” shall mean, as to any Person (as hereinafter defined), any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
     “Affiliate Agreements” shall have the meaning set forth in Section 7.8 hereof.
     “Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
     “Balance Sheets” shall have the meaning set forth in Section 5.2(a) hereof.
     “Base Amount” shall mean the twelve month trailing average of Working Capital as the last day of each month for the twelve full months immediately prior to the Closing Date. If the Closing Date occurs in January 2007, the Base Amount shall be Twenty-Nine Million Six Hundred Thirty-Two Thousand Dollars ($29,632,000), as calculated in accordance with Exhibit B. If the Closing Date occurs after January 2007, the Base Amount shall be calculated in a manner consistent with Exhibit B.
     “Business” shall have the meaning set forth in the recitals hereto.
     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the City of New York are authorized or obligated by law or executive order to close.
     “Capital Expenditures Adjustment” shall have the meaning set forth in Section 2.3(a) hereof.
     “Capital Expenditures Budget” shall have the meaning set forth in Section 2.3(a) hereof.
     “Closing” shall mean the closing of the transactions contemplated by this Agreement, as provided for in Section 3.1 hereof.
     “Closing Date” shall have the meaning set forth in Section 3.1 hereof.
     “Closing Working Capital” shall have the meaning set forth in Section 3.5(a) hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Companies” shall mean and include each of HLI Bristol and HLI Montague.

     “Confidentiality Agreement” shall mean the Confidentiality Agreement, dated May 8, 2006, between Purchaser and Seller.
     “Consents” shall have the meaning set forth in Section 5.5(a) hereof.
     “Continuing Employees” shall have the meaning set forth in Section 7.17(b) hereof.
     “Continuing Ferndale Employees” shall have the meaning set forth in Section 7.17(a) hereof.
     “Contracts” shall have the meaning set forth in Section 5.10(a) hereof.
     “Credit Agreement” shall mean the Amended and Restated Credit Agreement, dated as of April 11, 2005, by and among Seller, as Borrower, Hayes Lemmerz International, Inc., the Lenders and Issuers listed therein, Citicorp North America, Inc., as First Lien Agent, Second Lien Agent and Collateral Agent, Lehman Commercial Paper, Inc., as Syndication Agent, and General Electric Capital Corporation, as Documentation Agent, including any related Mortgages, Deeds of Trust, Guaranties, Pledge and Security Agreements, or other documents executed in connection therewith by Seller or any of the Companies, all as amended through the date hereof.
     “Damages” shall have the meaning set forth in Section 9.1(a) hereof.
     “Environmental Claim” means any claim, action, cause of action, investigation or written notice by any person or entity, either pending or threatened in writing, alleging potential liability (including, without limitation, potential liability for investigatory costs, remediation costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location whether or not owned or operated by any of the Companies, or (b) circumstances forming the basis of any violation of any Environmental Law.
     “Environmental Laws” shall mean all United States federal, state and local laws and regulations relating to pollution or protection of human health or the environment, including laws relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with one or more of the Companies would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA.

     “ERISA Plans” shall have the meaning set forth in Section 5.9(a) hereof.
     “Escrow Agent” shall mean LaSalle Bank or another entity mutually acceptable to Seller and Purchaser.
     “Escrow Agreement” shall have the meaning set forth in Section 9.3(d) hereof.
     “Escrow Amount” shall have the meaning set forth in Section 3.3(a) hereof.
     “Estimated Closing Working Capital” shall have the meaning set forth in Section 2.3(b) hereof.
     “Excepted Seller Claims” shall have the meaning set forth in Section 9.3(b) hereof.
     “Final Closing Working Capital” shall have the meaning set forth in Section 3.5(c) hereof.
     “Financial Statements” shall have the meaning set forth in Section 5.2(a) hereof.
     “GAAP” shall mean generally accepted accounting principles and practices in effect from time to time in the United States as consistently applied.
     “Governmental Authority” shall have the meaning set forth in Section 5.5(a) hereof.
     “HLI Bristol” shall have the meaning set forth in the recitals hereto.
     “HLI Bristol Shares” shall have the meaning set forth in the recitals hereto.
     “HLI Montague” shall have the meaning set forth in the recitals hereto.
     “HLI Montague Shares” shall have the meaning set forth in the recitals hereto.
     “HLI Suspension” shall have the meaning set forth in the recitals hereto.
     “Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan 40 C.F.R. § 300.5.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Indebtedness” of any Person at any date shall include (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations of such Person in respect of acceptances issued or created for the account of such

Person, including, but not limited to, letters of credit, (d) all liabilities secured by any Lien (as hereinafter defined) on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof and (e) all direct or indirect guarantees of any of the foregoing for the benefit of another Person.
     “Indenture” shall mean the Indenture dated as of June 3, 2003 with respect to Seller’s 10 1/2% Senior Notes Due 2010, as amended or supplemented from time to time.
     “Initial Purchase Price” shall have the meaning set forth in Section 2.3(a) hereof.
     “Intellectual Property” shall have the meaning set forth in Section 5.16 hereof.
     “IRS” shall mean the Internal Revenue Service of the United States.
     “Knowledge of Purchaser” shall have the meaning set forth in Section 11.14 hereof.
     “Knowledge of Seller” shall have the meaning set forth in Section 11.14 hereof.
     “Labor Laws” shall have the meaning set forth in Section 5.14 hereof.
     “Laws” shall mean any United States federal, state or local law, statute, ordinance, rule, regulation, order, judgment or decree, administrative order or decree, administrative or judicial decision, and any other executive or legislative proclamation.
     “Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.
     “Litigation” shall have the meaning set forth in Section 5.6 hereof.
     “Material Adverse Effect” shall mean a material adverse effect on the business, assets, results of operations, condition (financial or otherwise) or prospects (such prospects limited to the existing book of business with current customers) of the Companies, taken as a whole, except any such effect resulting primarily from (a) this Agreement, the transactions contemplated by this Agreement or the announcement thereof, (b) Purchaser’s announcement or other disclosure of its plans or intentions with respect to the conduct of the Business (or any portion thereof) of the Companies or (c) changes or conditions (including changes in economic, financial market, regulatory or political conditions, whether resulting from acts of terrorism or war or otherwise) affecting the United States economy or the industry in which the Companies operate generally, to the extent such changes or conditions do not have a significant impact on the Companies or their customers.
     “Material Contracts” shall have the meaning set forth in Section 5.10(b) hereto.
     “Multiemployer Plan” shall have the meaning set forth in Section 5.9(e) hereto.
     “Net Sales” shall have the meaning set forth in Section 7.12(a) hereof.

     “Non-Production Inventory” shall have the meaning set forth in Section 2.3(a) hereof.
     “Non-Production Inventory Shortfall” shall have the meaning set forth in Section 2.3(a) hereof.
     “Owned Realty” shall have the meaning set forth in Section 5.13(a) hereof.
     “Patent Assignment” shall have the meaning set forth in Section 7.14 hereof.
     “Permits” shall have the meaning set forth in Section 5.8 hereof.
     “Permitted Liens” means (i) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business with respect to liabilities that are not yet due or delinquent, (ii) Liens for Taxes (as hereinafter defined), assessments and other governmental charges which are not delinquent or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings (for which reserves have been made in the Financial Statements, but only if and to the extent reserves for such Taxes in this subparagraph (ii) have been expressly stated in the Financial Statements), (iii) other imperfections of title or encumbrances, if any, which imperfections of title or other encumbrances, individually or in the aggregate, would not materially detract from the value of the property or asset to which it relates or materially impair the ability of the Companies to use the property or asset to which it relates in substantially the same manner as it was used prior to the Closing Date, (iv) liens created by Purchaser in connection with the financing of the acquisition of the Owned Realty, (v) any Liens on the Wenzler Montague Equipment existing by virtue of the Wenzler Lease; and (vi) all Liens disclosed on Schedule 5.11 and Schedule 5.13(b), other than those indicated thereon to be released or terminated on the Closing Date. The Permitted Liens described in (i) and (iii) above shall not exceed a total of Five Hundred Thousand Dollars ($500,000) and Seller shall disclose all such Liens to the Knowledge of Seller over Fifty Thousand Dollars ($50,000) on Schedule 5.11, Schedule 5.13(b) or Schedule 5.17.
     “Person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or other entity or organization.
     “Plans” shall have the meaning set forth in Section 5.9(a) hereof.
     “Plants” shall have the meaning set forth in the recitals hereto.
     “Pre-Closing Tax Period” shall have the meaning set forth in Section 9.2 hereof.
     “Purchase Price Adjustment” shall have the meaning set forth in Section 3.5(a) hereof.
     “Purchaser” shall have the meaning set forth in the preamble hereto.
     “Purchaser Group” shall have the meaning set forth in Section 9.1(a) hereof.

     “Purchaser Plans” shall have the meaning set forth in Section 7.17(b) hereof.
     “Purchaser’s Closing Schedule” shall have the meaning set forth in Section 3.5(a) hereof.
     “Purchaser’s Savings Plan” shall have the meaning set forth in Section 7.17(d) hereof.
     “Related Party Agreements” shall have the meaning set forth in Section 5.7 hereof.
     “Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
     “Schedule” shall mean any of the disclosure schedules being delivered by Seller concurrently with the execution of this Agreement, as the same may be amended from time to time by the delivery of amended or supplemental disclosure schedules as provided in Section 7.9 hereof.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall have the meaning set forth in the recitals hereto.
     “Seller Claims” shall have the meaning set forth in Section 9.1(a) hereof.
     “Seller’s Business” shall have the meaning set forth in Section 7.12(b) hereof.
     “Seller’s Dispute Notice” shall have the meaning set forth in Section 3.5(a) hereof.
     “Seller’s Estimated Closing Schedule” shall have the meaning set forth in Section 2.3(b) hereof.
     “Seller’s Plans” shall have the meaning set forth in Section 7.17(b) hereof.
     “Seller’s Savings Plan” shall have the meaning set forth in Section 7.17(d) hereof.
     “Shares” shall have the meaning set forth in the recitals hereto.
     “Stock Purchase” shall have the meaning set forth in the recitals hereto.
     “Tax Law” shall mean any Law relating to Taxes.
     “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) with respect to Taxes.

     “Taxes” shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
     “Threshold Indemnification Amount” shall have the meaning set forth in Section 9.2(b) hereof.
     “Transition Services Agreement” shall have the meaning set forth in Section 7.13 hereof.
     “WARN Act” shall have the meaning set forth in Section 5.14 hereof.
     “Wenzler Lease” shall mean that certain Master Lease Agreement made as of July 29, 2005 between Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. and HLI Suspension, including Equipment Schedule No.1 (as amended October 16, 2006), Rider No.1 and Rider 2 thereto, Equipment Schedule No.2, Rider No.1 and Rider 2 thereto, and Equipment Schedule No.3, Rider No.1 and Rider 2 thereto, a complete and accurate copy of which has been delivered to Purchaser.
     “Wenzler Montague Debt ” means the outstanding balance of the “Total Invoice Cost” (as defined in the Wenzler Lease) for the Wenzler Montague Equipment as of the Closing Date. As of January 1, 2007 the Wenzler Montague Debt is Five Million One Hundred Seventy-Five Thousand Nine Hundred Twenty-Six Dollars ($5,175,926).
     “Wenzler Montague Equipment” shall mean that equipment that is being financed under the Wenzler Lease for use in connection with the operations of HLI Montague, which consists of Unit #6 identified on Equipment Schedule No. 1 to the Wenzler Lease and all equipment identified on Equipment Schedule No. 2 and Equipment Schedule No. 3 to the Wenzler Lease.
     “Working Capital” shall mean, as of any date of determination: (i) the sum of (A) trade accounts receivable less allowance for bad debt, (B) inventory, (C) prepaid expenses and (D) any other current assets (excluding inter-company assets), minus (ii) the sum of (A) accounts payable, (B) the current portion of accrued expenses and (C) any other current liabilities (excluding inter-company liabilities), including liabilities attributable to the Companies and previously accrued or incurred but not recorded on Seller’s corporate accounts for medical and workers compensation expenses and short term incentive plan and gainsharing plan expenses, in each case calculated on a consolidated basis for all Companies and in accordance with the Accounting Principles. Working Capital explicitly excludes Indebtedness (but only to the extent provided in parts (a) and (b) of the definition of Indebtedness), cash and cash equivalents, factory supplies net of reserves, income or profit taxes payable, inter-company accounts receivable and inter-company accounts payable. In calculating Working Capital, all reserves and other accounts shall be calculated in accordance with the Accounting Principles. In calculating Working Capital, inventory shall include raw materials, work in process and finished goods, net of applicable reserves, determined in accordance with the Accounting Principles and as used in determining the Base Amount.
     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     Section 1.3 Other Definitional Provisions.
          (a) The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
          (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
          (c) The term “dollars” and character “$” shall mean United States dollars.
          (d) The word “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings.
ARTICLE II
PURCHASE AND SALE OF SHARES

     Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all right, title and interest in and to the Shares, free and clear of any and all Liens. Immediately prior to the execution of this Agreement, Seller has caused the transfer to HLI Montague of the owned assets and, to the extent permitted by the lessor thereof, the assignment of the lease for the leased assets of the HLI Ferndale Technical Center set forth in Schedule 2.1, free and clear of any and all Liens except Permitted Liens.
     Section 2.2 Conveyance. Such sale, conveyance, assignment, transfer and delivery shall be effected by delivery by Seller to Purchaser or, at Purchaser’s request, to any other designee of Purchaser, of stock certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and/or any other documents that are necessary to transfer title to the Shares to Purchaser (or to any designee of Purchaser), free and clear of any and all Liens and in compliance with all applicable laws.
     Section 2.3 Consideration.
          (a) Upon the terms and subject to the conditions of this Agreement, in consideration of such sale, conveyance, assignment, transfer and delivery of the Shares by Seller, Purchaser shall (i) pay or cause to be paid to Seller, an aggregate amount in cash equal to: Thirty-Seven Million Five Hundred Thousand Dollars ($37,500,000), (A) plus the amount of cash and cash equivalents held by the Companies at the Closing, (B) minus the Wenzler Montague Debt, (C) plus the Capital Expenditures Adjustment if positive or minus the Capital Expenditures Adjustment if negative, (D) minus the Non-Production Inventory Shortfall, if any, and (E) plus the amount, if any, by which the Estimated Closing Working Capital exceeds the Base Amount, but not to exceed One Million Dollars ($1,000,000), or minus the amount, if any, by which the Base Amount exceeds the Estimated Closing Working Capital (the “Initial Purchase Price”), subject to adjustment pursuant to Section 3.5 hereof; and (ii) assume, and agree to pay, perform and discharge when due, all of the Companies’ and HLI Suspension’s obligations arising under the Wenzler Lease on or after the Closing Date with respect to the Wenzler Montague Equipment. Notwithstanding anything to the contrary in this Section 2.3 or in Section 3.5, in no event shall the Final Closing Working Capital exceed the Base Amount by more than One Million Dollars ($1,000,000). “Capital Expenditures Adjustment” means a positive adjustment to the extent the capital expenditures from February 1, 2006 through the Closing Date exceed the Capital Expenditures Budget and a negative adjustment to the extent the Capital Expenditures Budget exceeds the capital expenditures from February 1, 2006 through the Closing Date. The “Capital Expenditures Budget” means the amount equal to the sum of Eight Million Nine Hundred Sixty-Eight Thousand Dollars ($8,968,000), representing the budgeted amounts through January 31, 2007, plus an amount equal to Seventy Thousand Dollars ($70,000) for each Business Day (for purposes of this provision, Presidents’ Day, February 19, 2007, shall be considered a Business Day) during February 2007. For example, if the Closing Date is February 15, 2007, the Capital Expenditures Budget would be Nine Million Seven Hundred Thirty Eight Thousand Dollars ($9,738,000) ($8,968,000 + (11 * $70,000)).

The Capital Expenditures Adjustment shall not take into account any capital expenditures associated with the following projects: GMT 900 or the Cyclone intake manifold. The “Non-Production Inventory Shortfall” shall be the amount, if any, by which the aggregate issues/withdrawals (excluding obsolescence) out of Non-Production Inventory for both Plants for the period from September 1, 2006 through the Closing Date exceed aggregate receipts for both Plants into Non-Production Inventory during such period, which amounts are accounted for in Hyperion Account 1381 – Non-Production Materials for HLI Bristol and HLI Montague as of such dates, determined in a consistent manner in accordance with past practices. “Non-Production Inventory” means spare parts, parts used in maintenance and repairs, perishable tooling and other supplies not incorporated into the final product, but necessary for production (commonly referred to as “maintenance, repair and other supplies”).
          (b) For purposes of calculating the Initial Purchase Price payable by Purchaser pursuant to Section 2.3(a), Seller shall, at least three (3) Business Days prior to the Closing Date, prepare and deliver to Purchaser, for its review, an estimated closing schedule (the “Seller’s Estimated Closing Schedule”) prepared in accordance with the Accounting Principles setting forth in reasonable detail Seller’s good faith calculation of Working Capital as of the Closing Date (the “Estimated Closing Working Capital”) and the Wenzler Montague Debt, along with a copy of the computations and work papers used in connection with the preparation of Seller’s Estimated Closing Schedule. If Seller and Purchaser do not agree on the calculation of Estimated Closing Working Capital, the Estimated Closing Working Capital to be used at Closing shall be the Base Amount.
ARTICLE III
CLOSING
     Section 3.1 Closing. The closing of the Stock Purchase (the “Closing”) shall take place at the offices of Seller, at 10:00 a.m. (local time), on the third Business Day following the satisfaction or waiver of the conditions precedent specified in Article VIII hereof, or at such other time and place as the parties hereto may mutually agree. The date on which the Closing occurs, which shall be the last day of a month or within the first fifteen days of a month, as determined by Seller, is referred to herein as the “Closing Date.”
     Section 3.2 Deliveries by Seller and the Companies. At the Closing, Seller and the Companies, as applicable, shall deliver or cause to be delivered to Purchaser (unless delivered previously) the following:
          (a) certificates representing the Shares, duly endorsed or accompanied by stock powers duly executed in blank with appropriate transfer stamps, if any, affixed, and any other documents that are reasonably necessary to transfer title to the Shares;
          (b) a resolution, substantially in the form attached hereto as Exhibit C, duly adopted by the stockholder of each Company pursuant to which (i) each Company accepts the resignations of its officers and directors listed on Schedule 7.11 and each of the officers and directors of such Company appointed by Seller are released from any and all liabilities which they may have incurred as a result of their service to such Company, other than those resulting from gross negligence or willful misconduct, and (ii) any and all powers of attorney are cancelled;
          (c) the Transition Services Agreement, duly executed by Seller and/or one or more of its Affiliates;
          (d) the Patent Assignment, duly executed by Seller and/or one or more of its Affiliates;
          (e) an Assignment and Assumption Agreement with respect to the Contracts set forth in Schedule 7.18, duly executed by Seller and/or one or more of its Affiliates;
          (f) a release from Seller, in form and substance reasonably satisfactory to Seller and Purchaser, releasing the officers and directors of the Companies and their Affiliates from any claim arising on or prior to the Closing Date;
          (g) an officer’s certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Sections 8.2(a), (b) and (c);
          (h) copies of the written resignations (effective as of the Closing) of the officers and members of the Board of Directors of the Companies set forth on Schedule 7.11;
          (i) copies of releases in form and substance reasonably satisfactory to Purchaser releasing the Companies from any obligations under any agreements, guarantees, or other obligations, other than those set forth on Schedule 7.8, made by or on behalf of Seller or any Affiliate (other than the Companies);
          (j) evidence in form and substance reasonably satisfactory to Seller and Purchaser, that all Affiliate Agreements, other than those set forth on Schedule 7.8, have been terminated;
          (k) releases of all Liens on the Shares and all Liens other than Permitted Liens on any of Companies’ assets, including without limitation any pay-off letters, UCC-3 termination statements and other documents required hereunder in connection with such releases, in each case, in form and substance reasonably satisfactory to Purchaser;
          (l) delivery of all documents necessary to cause Chicago Title Insurance Company to issue Owner’s Title Insurance Policies insuring Purchaser’s fee simple interest in all real property owned by Companies, including the Plants, with standard or general exceptions deleted;
          (m) the Amendment to the Alcoa License Agreement, duly executed by the parties thereto, in the form attached as Exhibit H;

          (n) the Escrow Agreement, duly executed by Seller and/or one or more of its Affiliates;
          (o) a lease, in form and substance satisfactory to Purchaser, pursuant to which Seller and/or one or more of its Affiliates leases to Purchaser a portion of Seller’s premises located at 1600 West Eight Mile Road, Ferndale, Michigan;
          (p) all other documents, certificates, instruments or writings reasonably required to be delivered by Seller or the Companies at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.
     Section 3.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver or cause to be delivered to Seller (unless delivered previously) the following:
          (a) a wire transfer of federal or other immediately available funds to one or more accounts designated by Seller in an aggregate amount equal to the Initial Purchase Price, less Two Million Five Hundred Thousand Dollars($2,500,000) (the “Escrow Amount”);
          (b) a wire transfer of federal or other immediately available funds to one or more accounts designated by Escrow Agent in an aggregate amount equal to the Escrow Amount;
          (c) an agreement, in form and substance satisfactory to Seller, pursuant to which Seller is released from all of the Companies’ obligations under the Wenzler Lease with respect to the Wenzler Montague Equipment;
          (d) the Transition Services Agreement, duly executed by Purchaser or one of its Affiliates;
          (e) the Patent Assignment, duly executed by Purchaser or one of its Affiliates;
          (f) an Assignment and Assumption Agreement with respect to the Contracts set forth in Schedule 7.18, duly executed by Purchaser and/or one or more of the Companies;
          (g) a release, in form and substance satisfactory to Seller, of Seller’s obligations under that certain Master Lease Guaranty dated July 29, 2005 and made by Seller in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. guarantying the payment and performance of the obligations of HLI Suspension and/or HLI Montague under the Wenzler Lease;
          (h) an officer’s certificate dated as of the Closing Date certifying the satisfaction of the conditions set forth in Sections 8.3(a) and (b);

          (i) a release from the Companies, in form and substance reasonably satisfactory to Seller and Purchaser, releasing the officers and directors of Seller and the Companies from any claim arising on or prior to the Closing Date;
          (j) the Escrow Agreement, duly executed by Purchaser;
          (k) a lease, in form and substance satisfactory to Seller, pursuant to which Seller and/or one or more of its Affiliates leases to Purchaser a portion of Seller’s premises located at 1600 West Eight Mile Road, Ferndale, Michigan;
          (l) all other documents, certificates, instruments or writings reasonably required to be delivered by Purchaser at or prior to the Closing pursuant to this Agreement or otherwise reasonably required in connection herewith.
     Section 3.4 Simultaneous Transactions. All of the transactions contemplated by this Agreement shall be deemed to occur simultaneously, and no such transaction shall be deemed to have been consummated until all such transactions have been consummated.
     Section 3.5 Purchase Price Adjustment.
          (a) The Initial Purchase Price shall be subject to adjustment as set forth in this Section 3.5 (the “Purchase Price Adjustment”). As promptly as practicable, but in no event later than 75 days, after the Closing Date, Purchaser shall prepare and deliver to Seller a schedule (“Purchaser’s Closing Schedule”) prepared in accordance with the Accounting Principles setting forth in reasonable detail Purchaser’s calculation of Working Capital as of the Closing Date (“Closing Working Capital”), along with a copy of the computations and work papers used in connection with the preparation of Purchaser’s Closing Schedule. If Purchaser employs a firm of independent accountants in connection with the preparation of Purchaser’s Closing Schedule, Purchaser shall cause such independent accountants to deliver to Seller any computations and work papers used in the preparation of Purchaser’s Closing Schedule, subject to Seller having entered into a customary agreement with such firm of independent accountants regarding the use of such work papers, the confidentiality thereof and similar matters. Purchaser will give Seller and its representatives reasonable access, during the normal business hours of Purchaser, to all personnel, books and records (including bank statements, collection information and other accounts receivable information) of the Companies as reasonably requested by Seller to assist it in its review of Purchaser’s Closing Schedule. Seller will notify Purchaser in writing (“Seller’s Dispute Notice”) within 30 days after receiving Purchaser’s Closing Schedule if Seller disagrees with Purchaser’s calculation of Closing Working Capital as set forth in Purchaser’s Closing Schedule, which notice shall set forth in reasonable detail the basis for such disagreement, the dollar amounts involved and Seller’s calculation of the Closing Working Capital. If no Seller’s Dispute Notice is received by Purchaser within such 30-day period, then, in such case, Purchaser’s calculation of Closing Working Capital as set forth in Purchaser’s Closing Schedule shall be final and binding upon the parties hereto.

          (b) Upon receipt by Purchaser of Seller’s Dispute Notice, Purchaser and Seller shall negotiate in good faith to resolve any disagreement with respect to Closing Working Capital. To the extent Purchaser and Seller are unable to agree with respect to Closing Working Capital within 30 days after receipt by Purchaser of Seller’s Dispute Notice and the parties have not mutually agreed to extend such deadline, Purchaser and Seller shall promptly select Plante & Moran, PLLC or another mutually acceptable, nationally recognized independent accounting firm (the “Accounting Firm”) with no material relationship to Purchaser or Seller or any of their respective Affiliates and submit their dispute to such Accounting Firm for a binding resolution. The fees and expenses of the Accounting Firm and arbitrator shall be paid one-half by Seller and one-half by Purchaser.
          (c) Not later than 15 days after the engagement of the Accounting Firm (as evidenced by its written acceptance by facsimile or otherwise to the parties), Purchaser and Seller shall submit simultaneous briefs to the Accounting Firm (with a copy to the other party) setting forth their respective positions regarding the issues in dispute. Purchaser and Seller shall instruct the Accounting Firm to render its decision resolving the dispute within 15 days after submission of the simultaneous briefs. The determination of the Accounting Firm with respect to Closing Working Capital cannot, however, be less than the calculation of Closing Working Capital set forth in Purchaser’s Closing Schedule nor more than the calculation of Closing Working Capital set forth in Seller’s Dispute Notice. Closing Working Capital, as agreed upon by Purchaser and Seller, as deemed agreed upon pursuant to the last sentence of Section 3.5(a) or as determined by the Accounting Firm, in accordance with this Section 3.5(c) shall be referred to herein as the “Final Closing Working Capital.”
          (d) The Purchase Price Adjustment shall be made as follows:
          (i) if the Closing Working Capital set forth in Purchaser’s Closing Schedule is more than the Estimated Closing Working Capital, Purchaser shall pay to Seller the amount of such difference within five Business Days after the delivery of Purchaser’s Closing Schedule;
          (ii) if the Estimated Closing Working Capital is more than the Closing Working Capital set forth in Purchaser’s Closing Schedule and no Seller’s Dispute Notice has been delivered, Seller shall pay to Purchaser the amount of such difference within five Business Days following the expiration of the time period for Seller to deliver Seller’s Dispute Notice;
          (iii) if a Seller’s Dispute Notice has been delivered and the Estimated Closing Working Capital is more than the Closing Working Capital set forth in Seller’s Dispute Notice, Seller shall pay to Purchaser the amount of such excess within five Business Days after the delivery of Seller’s Dispute Notice;
          (iv) if a Seller’s Dispute Notice has been delivered and (x) the Final Closing Working Capital is less than the Estimated Closing Working Capital, Seller shall pay to Purchaser the amount of such excess, less the amount of any payment(s) made by Seller pursuant to clause (iii) of this Section 3.5(d), or (y) if the Estimated Closing Working Capital is less than the Final Closing Working Capital, Purchaser shall pay to Seller the amount of such excess, less the amount of any payment made by Purchaser pursuant to clause (i) of this Section 3.5(d), in either case within five Business Days after the determination of the Final Closing Working Capital pursuant to Section 3.5(c); and
          (v) any payment required to be made pursuant to this Section 3.5(d) shall be made, in each case, by wire transfer of federal or other immediately available funds to an account or accounts designated by Purchaser or Seller, as the case may be, to the other party or parties, as applicable.
          (e) The parties agree that the Purchase Price Adjustment contemplated by this Section 3.5 is intended to adjust the Purchase Price for changes in Working Capital from the Base Amount and that such changes may be measured only if the calculation is performed in accordance with (i) the procedures set forth in this Section 3.5 and the definition of Working Capital and (ii) the Accounting Principles. Notwithstanding anything contained herein to the contrary, in the event of any conflict between the requirements of GAAP, and the Accounting Principles used in connection with the preparation of the Balance Sheets and as used in determining the Base Amount, the Accounting Principles shall control.
          (f) Purchaser agrees that, following the Closing through the date on which the Final Closing Working Capital becomes final and binding, it shall not, and will cause each of the Companies not to, take any actions with respect to any accounting books, records, policies or procedures on which the Final Closing Working Capital is to be based that would make it impossible or impracticable to calculate the Final Closing Working Capital in the manner and utilizing the methods required hereby.
          (g) For purposes of calculating Closing Working Capital, real and personal property taxes shall be prorated as of the Closing Date in accordance with the fiscal year for each such tax, in the manner set forth in Schedule 3.5(g).

     Section 3.6 Allocation of Purchase Price. The parties hereto agree to allocate the Purchase Price among the Shares in the manner to be set forth on Schedule 3.6, which allocation shall be completed within ninety (90) days after the Closing and comply with applicable Laws, including the Code. Seller and Purchaser each hereby agree that such allocation shall be conclusive and binding on each of them for purposes of all United States federal, state and local tax returns and that they will not voluntarily take any position inconsistent therewith. Seller and Purchaser each hereby agree to prepare and timely file all Tax returns required pursuant to applicable Laws, including the Code, and any other forms required by any Governmental Authority, to cooperate with each other in the preparation of such forms, and to furnish each other with a copy of such forms prepared in draft, within a reasonable period prior to the filing due date thereof. If Purchaser and Seller are unable to agree to the allocation of the Purchase Price, such disagreement shall be resolved by the Accounting Firm, following the same procedures set forth in Section 3.5.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER
     HLI Opco and HLI Suspension, jointly and severally, as Seller hereby represents and warrants to Purchaser as follows as of the date of this Agreement and as of the Closing Date:
     Section 4.1 Organization. HLI Suspension is duly organized, validly existing and in good standing under the laws of the State of Michigan, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. HLI Opco is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.
     Section 4.2 Authority; Binding Effect. Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board of Director and any requisite Shareholder approvals) on the part of Seller, and no other action, corporate or otherwise, on the part of Seller or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

     Section 4.3 Title to Shares. Except as set forth in Schedule 4.3, HLI Suspension has good and valid title to all of the Shares, free and clear of all Liens and, subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions to consummation of the transactions contemplated hereby set forth in Article VIII hereof, at the Closing Seller will deliver to Purchaser good and valid title to all of the Shares, free and clear of all Liens.
     Section 4.4 No Violation. The execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not, except as set forth in Schedule 4.4, (i) conflict with or violate the certificate of incorporation or by-laws, as currently in effect, of Seller, (ii) conflict with or violate in any material respect any Laws applicable to Seller or by which the Shares are bound or are subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time, or both, would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the Shares under, any note, bond, indenture, Contract, permit, franchise or other instrument or obligation (including, but not limited to, any letter of credit) to which Seller is a party or by which the Shares are bound or subject.
     Section 4.5 Absence of Litigation. Except as set forth in Schedule 4.5, there is no Litigation pending or, to the Knowledge of Seller, threatened against Seller, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which Seller is a party or subject, that would reasonably be expected to impair, in any material respect, (i) Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby or (ii) the ability of any of the Companies to conduct their respective businesses after the Closing Date in substantially the manner as they are now being conducted.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SELLER
WITH RESPECT TO THE COMPANIES
     HLI Opco and HLI Suspension, jointly and severally, as Seller hereby represents and warrants to Purchaser with respect to the Companies as follows as of the date of this Agreement and as of the Closing Date:
     Section 5.1 Organization and Qualification. Each of the Companies is duly organized, validly existing, and in good standing, under the laws of the State of Michigan, and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted. Except as set forth in Schedule 5.1, each of the Companies is duly qualified or licensed and in good standing to do business as a foreign corporation in each jurisdiction in which the nature of its business, or the ownership, leasing or operation of its properties or assets, makes such qualification necessary. Seller has delivered to Purchaser a complete and correct copy of the articles of incorporation and by-laws, each as amended to date, of each of the Companies. The articles of incorporation and by-laws of each of the Companies are in full force and effect, and none of the Companies is in violation of any material provision thereof.
     Section 5.2 Financial Statements; Receivables; Inventories.
          (a) Exhibit D attached hereto includes the unaudited balance sheets of the Companies as of October 31, 2006, and the fiscal years ended January 31, 2005 and January 31, 2006 and the unaudited statements of operations and cash flows of the Companies for each of the fiscal years ended January 31, 2005 and January 31, 2006 and the nine month period ended October 31, 2006 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with the Accounting Principles, except as set forth in Schedule 5.2(a), and fairly present the financial position, results of operations and cash flows of the Companies as of the date or for the period indicated therein. The unaudited balance sheets of the Companies as of January 31, 2005, January 31, 2006 and October 31, 2006 included in the Financial Statements are herein referred to as the “Balance Sheets.” Seller has also provided to Purchaser the unaudited internal balance sheets, statements of operations and cash flows of the Companies for the months ended November 30, 2006 and December 31, 2006, which statements have been prepared in a manner consistent with the manner Seller has historically prepared such internal statements.
          (b) Except as set forth in Schedule 5.2(b), all accounts receivable and notes receivable of the Companies have arisen from bona fide transactions in the ordinary course of business and, to the Knowledge of Seller, are current and collectible net of any reserves reflected on the Balance Sheets (which reserves were determined in accordance with the Accounting Principles) and, to the Knowledge of Seller, customers have not taken, or threatened in writing, action to rescind, set off, reduce or debit such accounts receivable.
          (c) The inventories of each of the Companies consist of a quality and quantity usable and saleable in the ordinary course of business and consistent with past practices of the Companies, subject to reserves reflected on the Balance Sheets (which reserves were determined in accordance with the Accounting Principles). All inventories have been reflected on the Balance Sheets at the lower of average cost or market.
     Section 5.3 Absence of Certain Changes or Events. Except as set forth in Schedule 5.3, since October 31, 2006, (a) each of the Companies has conducted its business only in the ordinary course of business and the Companies have not, on an aggregate basis, suffered or permitted (i) any changes in compensation other than changes in compensation of salaried employees not exceeding ten percent (10%) or across the board changes in compensation of non-salaried employees not exceeding three percent (3%), (ii) any asset sales or similar transactions totaling more than One Hundred Thousand Dollars ($100,000) outside of the ordinary course of business, (iii) any layoffs totaling more than twenty-five (25) employees, (iv) any transfer, termination or expiration of any licenses, (v) any cancellations of Indebtedness totaling more Twenty-Five Thousand Dollars ($25,000) (excluding the transactions described in Section 7.8), or (vi) any capital expenditures or commitments for capital expenditures outside of the Capital Expenditures Budget totaling more than One Hundred Thousand Dollars ($100,000), and (b) there has not occurred, nor has there been any condition, event, circumstance, change or effect which, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect on the Companies, taken as a whole.
     Section 5.4 Ownership of Stock; Capitalization.
          (a) The authorized, issued and outstanding capital stock of each of the Companies is set forth on Schedule 5.4(a). No shares of capital stock of any of the Companies are reserved for issuance upon exercise of outstanding stock options. No shares of capital stock of any of the Companies are held as treasury stock. Each issued and outstanding share of capital stock of each of the Companies has been duly authorized and validly issued, and is fully paid and nonassessable. None of the issued and outstanding shares of capital stock of any of the Companies has been issued in violation of, or is subject to, any preemptive or subscription rights. Schedule 5.4(a) sets forth each Person who owns, beneficially and of record, the issued and outstanding capital stock of the Companies and the number of shares owned by each such Person and the number of the stock certificate representing such shares. The certificates set forth on Schedule 5.4(a) are the only certificates outstanding with respect to such shares and all prior certificates have been cancelled.
          (b) Except as set forth in Schedule 5.4(b), (i) there is no option, warrant or other right, agreement, arrangement, or commitment of any kind whatsoever to which any of the Companies is a party relating to its issued or unissued capital stock or obligating it to grant, issue or sell any share of its capital stock by sale, lease, license or otherwise; (ii) there is no obligation, contingent or otherwise, of any of the Companies to (A) repurchase, redeem or otherwise acquire any share of its capital stock, or (B) provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person; (iii) none of the Companies, directly or indirectly, owns, or has agreed to purchase or otherwise acquire, the capital stock or other equity interests of, or any interest convertible into or exchangeable or exercisable for such capital stock or such equity interests of, any corporation, partnership, joint venture or other entity; and (iv) there is no voting trust, proxy or other agreement, arrangement, contract or other commitment of any kind whatsoever to which any of the Companies is a party, or by which any of the Companies, or any of their respective properties or assets, is bound with respect to the voting of any share of capital stock of any of the Companies.
          (c) Upon delivery to Purchaser at the Closing of the Shares pursuant to Sections 2.1 and 2.2 hereof, and payment by Purchaser of the consideration therefor pursuant to Section 2.3(a) hereof, Purchaser shall directly acquire and receive all right, title and interest in and to 100% of the issued and outstanding capital stock of the Companies, free and clear of all Liens, except as set forth in Schedule 5.4(c).

     Section 5.5 Consents and Approvals; No Violation.
          (a) The execution and delivery of this Agreement by Seller do not, and the performance by Seller of this Agreement and the consummation of the transactions contemplated hereby will not, require Seller or any Company to obtain (x) any consent, approval, waiver, authorization or permit of, or to make any filing or registration with or notification to (“Consents”), any court, agency or commission, or other governmental entity, authority or instrumentality, whether domestic or foreign (“Governmental Authority”), or (y) any Consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act; (ii) filings required to be made by Seller or its Affiliates with the United States Securities and Exchange Commission; and (iii) the Consents set forth in Schedule 5.5(a).
          (b) Provided Seller has obtained or made the Consents set forth in Schedule 5.5(a), the execution and delivery of this Agreement by Seller do not, and the performance of this Agreement by Seller and the consummation of the transactions contemplated hereby will not, except as set forth in Schedule 5.5(b), (i) conflict with or violate the articles of incorporation or by-laws, in each case as currently in effect, of any of the Companies, (ii) conflict with or violate any Laws applicable to any of the Companies or by or to which any of their respective properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of any of the Companies under, any note, bond, indenture, Contract, permit, franchise or other instrument or obligation to which such Company is a party or by or to which any of the Companies or any of their respective properties or assets is bound or subject, except for such of the foregoing which, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
     Section 5.6 Absence of Litigation. Except as set forth in Schedule 5.6, (i) there is no claim, action, suit, proceeding or investigation at law or in equity (including actions or proceedings seeking injunctive relief), by or before any Governmental Authority (“Litigation”), pending or, to the Knowledge of Seller, threatened against any of the Companies or affecting any of their respective properties or assets, and (ii) none of the Companies is a party or subject to, or in default under, any judgment, order or decree of any Governmental Authority.
     Section 5.7 Related Party Agreements. Except as set forth in Schedule 5.7, neither Seller nor any of its Affiliates (other than the Companies) is a party to any agreement, arrangement, contract or other commitment (the “Related Party Agreements”) to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject.
     Section 5.8 Permits; Compliance with Laws. Each of the Companies possesses all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and assets and to carry on its business as it is now being conducted (other than those required under (i) Environmental Laws, which are governed by Section 5.12 hereof, (ii) ERISA and other Laws regarding employee benefit matters, which are governed by Section 5.9 hereof, (iii) Labor Laws, which are governed by Section 5.14 hereof, and (iv) Tax Laws, which are governed by Section 5.17 hereof) (collectively, the “Permits”), and there is no claim, action, suit, proceeding or investigation pending or, to the Knowledge of Seller, threatened regarding suspension or cancellation of any such Permits. Except as set forth in Schedule 5.8, each of the Companies is in compliance in all material respects with such Permits and with all Laws applicable to it or by or to which any of its properties or assets is bound or subject (other than (i) Environmental Laws, which are governed by Section 5.12 hereof, (ii) ERISA and other Laws regarding employee benefit matters, which are governed by Section 5.9 hereof, (iii) Labor Laws, which are governed by Section 5.14 hereof, and (iv) Tax Laws, which are governed by Section 5.17 hereof). Except as set forth in Schedule 5.8, each Permit shall remain in full force and effect immediately following the Closing. Schedules 5.8, 5.9, 5.12, 5.14 and 5.17 list all of the material Permits.
     Section 5.9 Employee Benefit Plans; ERISA.
          (a) Schedule 5.9(a) sets forth a list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program or agreement, and each other employee benefit plan, program or agreement, sponsored, maintained or contributed to or required to be contributed to by any of the Companies or by any ERISA Affiliate, for the benefit of any employee or former employee of any of the Companies (individually a “Plan” and collectively, the “Plans”). Schedule 5.9(a) identifies each of the Plans that is an “employee pension plan,” as that term is defined in Section 3(3) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”). Seller has delivered or made available to Purchaser complete and accurate copies of all Plans (including all amendments thereto), available summary plan descriptions thereof, the Form 5500 annual reports for the three most recent plan years and the actuarial valuation report for the three most recent plan years with respect to each Plan (to the extent applicable).
          (b) Each Plan has been created, operated and administered in all material respects in accordance with its terms and in compliance with applicable Laws.
          (c) No liability under Title IV of ERISA has been incurred by any of the Companies or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of Seller, no condition exists that would reasonably be expected to result in any of the Companies or any ERISA Affiliate of incurring a liability under Title IV of ERISA, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Except as set forth in Schedule 5.9(c), the assets of each ERISA Plan are at least equal in value to the present value of the accrued benefits of the participants in such ERISA Plan.

          (d) Full payment has been made of all amounts that any of the Companies or any ERISA Affiliate is required to pay under the terms of each ERISA Plan and Section 412 of the Code as of the last day of the most recent Plan year thereof ended prior to the date of this Agreement, and all such amounts properly accrued through the Closing Date with respect to the current Plan year thereof will be paid on or prior to the Closing Date or will be properly recorded in the financial statements of the Companies in accordance with the Accounting Principles.
          (e) No ERISA Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA (a “Multiemployer Plan”) nor have any of the Companies or any ERISA Affiliate at any time been a participating employer in any Multiemployer Plan, nor have any of the Companies or any ERISA Affiliate incurred or been subject to a claim for withdrawal liability or any other liability in respect of any Multiemployer Plan.
          (f) Each ERISA Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter to the effect that it is so qualified and that the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, and, to the Knowledge of Seller, no circumstances exist that would reasonably be expected to result in such Plan no longer being qualified.
          (g) Except as set forth in Schedule 5.9(g), no Plan provides benefits, including medical, surgical or hospitalization benefits (whether or not insured), with respect to current or former employees of any of the Companies or any ERISA Affiliate beyond their retirement or other termination of service (other than coverage mandated by applicable Laws), and neither any of the Companies nor any ERISA Affiliate has any binding obligation to provide any employee or group of employees with any such benefits upon their retirement or termination of employment.
          (h) Except as set forth in Schedule 5.9(h), neither the execution and delivery of this Agreement by Seller nor the performance by Seller of this Agreement nor the consummation of the transactions contemplated hereby will (i) entitle any current or former director, officer or employee of any of the Companies or any ERISA Affiliate to severance pay, unemployment compensation or any other payment from any of the Companies or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such director, officer or employee.
     Section 5.10 Material Contracts.
          (a) Schedule 5.10(a) sets forth a list of all of the following agreements, contracts, mortgages, leases and licenses to which any of the Companies is a party or by or to which any of their respective properties or assets is bound or subject (the “Contracts”), accurate and complete copies of which have been delivered or made available by Seller to Purchaser, other than such other Contracts as (i) (A) involve aggregate obligations of any Company in any future twelve-month period of $100,000 or less or (B) are purchase orders issued or received by any Company in the ordinary course of business; (ii) are Plans listed in Schedule 5.9(a); or (iii) are Related Party Agreements listed in Schedule 5.7; including but not limited to the following:
     (i) employment, severance, termination or consulting Contracts;
     (ii) employee collective bargaining Contracts and other Contracts with any labor union;
     (iii) covenants not to compete and Contracts that restrict or limit in any material respect the ability of any of the Companies to compete in any line of business or with any person in any area;
     (iv) Contracts under which any of the Companies is a lessor or sublessor of, or makes available for use by any third party, (A) any real property owned or leased by such Company, or any portion of premises otherwise occupied by any of the Companies, or (B) any material personal property owned or leased by any of the Companies;
     (v) Contracts under which any of the Companies has borrowed or loaned any money or issued any note, bond, indenture or other evidence of Indebtedness or directly or indirectly guaranteed any indebtedness, liability or obligation of any third party (other than any endorsement for the purpose of collection, any loan made to any employee for relocation, travel or other employment-related purposes, in each case, in the ordinary course of business);
     (vi) joint venture Contracts;
     (vii) (A) continuing Contracts for the future purchase of materials, supplies or equipment, (B) management, service or other similar type of Contract or (C) advertising Contract;
     (viii) mortgages, pledges, security agreements, deeds of trust or other documents granting a Lien;
     (ix) Contracts (A) providing for the payment of any current or future bonus or commission based on sales or earnings or (B) providing for any current or future bonus or other payment based on the sale of any of the Companies or any portion thereof or any other change of control of any of the Companies, in either case, to any Persons, other than any employees, of any of the Companies;
     (x) Contracts that provide that the terms and conditions that would otherwise govern the relationship of the parties thereto will be altered upon a change of control of any of the Companies;
     (xi) Contracts providing for material indemnification obligations by any of the Companies;

     (xii) Contracts with any Governmental Authority except those entered into in the ordinary course of business consistent with past practice which are not material to the Companies; and
     (xiii) Contracts under which any of the Companies licenses to or from any third party any Intellectual Property, other than licenses of commercially available software applications licensed by or for the use of the Companies in the ordinary course of business.
          (b) Each Contract listed on Schedule 5.10 (the “Material Contracts”) is in full force and effect and is the valid and binding obligation of the Company that is a party thereto. Except as set forth in Schedule 5.10(b), no Company or, to the Knowledge of Seller, any other party thereto is (i) in breach of or in default in any material respect under any of the Material Contracts, and (ii) no event or condition exists which, after notice or lapse of time, or both, would constitute a breach or default thereunder.
     Section 5.11 Personal Property. Schedule 5.11 lists each item of personal property owned or leased under capital leases by each Company with a book value in excess of Twenty-Five Thousand Dollars ($25,000) and each item of personal property leased under operating leases by each Company with an original invoice value in excess of Twenty-Five Thousand Dollars ($25,000). Except as set forth in Schedule 5.11, each of the Companies has good and valid title to, or a valid and enforceable right to use, all personal property (whether tangible or intangible) reflected on the books and records of such Company, free and clear of any and all Liens except Permitted Liens.
     Section 5.12 Environmental Matters.
          (a) Except as set forth in Schedule 5.12(a), each of the Companies has been since February 3, 1999, and has been to the Knowledge of Seller prior to February 3, 1999, in material compliance with all applicable Environmental Laws (which material compliance includes, but is not limited to, the possession by each of the Companies of all Permits and other governmental authorizations required under applicable Environmental Laws, and material compliance with the terms and conditions thereof). Schedule 5.12(a) lists all Permits required to be held by the Companies under applicable Environmental Laws. Except as set forth in Schedule 5.12(a), each Company possesses, and immediately following the Closing will possess, each Permit required of it under applicable Environmental Laws.
          (b) Except as set forth in Schedule 5.12(b), there are no settlement agreements, writs, injunctions, decrees, orders or judgments outstanding or, to the Knowledge of Seller, threatened with respect to any of the Companies relating to compliance with or liability under any Environmental Laws, and there is no material Environmental Claim pending or, to the Knowledge of Seller, threatened against any of the Companies or any Person whose liability for any Environmental Claim any of the Companies has or may have retained or assumed either contractually or by operation of law. Since February 3, 1999, and to the Knowledge of Seller prior to February 3, 1999, there have been no Releases of Hazardous Materials by any of the Companies on,

beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies in material violation of any Environmental Laws.
          (c) Except as disclosed in Schedule 5.12(c), since February 3, 1999, and to the Knowledge of Seller prior to February 3, 1999, the Companies have not, and, to the Knowledge of Seller, no other Person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on or beneath any property currently or formerly owned, operated or leased by any of the Companies, other than in material compliance with applicable Environmental Laws, and the Companies have not disposed of or arranged for the disposal or treatment of Hazardous Materials at any other location other than in material compliance with applicable Environmental Laws.
          (d) Seller has delivered or otherwise made available for inspection to Purchaser copies and results of any material reports, studies, analyses, tests or monitoring possessed by Seller or any of the Companies, pertaining to Hazardous Materials in, on or beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies, or regarding the Companies’ compliance with applicable Environmental Laws.
          (e) Except as disclosed in Schedule 5.12(e), to the Knowledge of Seller, since February 3, 1999, (i) neither of the Companies has received any written notice from any Governmental Authority regarding any alleged or actual violation of, or any liability (contingent or otherwise) under any Environmental Laws, (ii) neither of the Companies has committed a material violation of any Environmental Law and (iii) there are, and have been, no facts, circumstances, conditions or occurrences which would form the basis of an Environmental Claim against the Companies, except in the case of (iii) for such Environmental Claims which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Companies, taken as a whole.
     Section 5.13 Real Property.
          (a) Schedule 5.13(a) sets forth a list of all real property to which any of the Companies has legal or equitable title (the “Owned Realty”). Copies of the most recent title insurance reports with respect to the Owned Realty, and in Seller’s or the Companies’ possession, have been furnished or made available to Purchaser. Except as set forth in Schedule 5.13(a), none of the Companies has a leasehold interest in any real property. Each lease described in Schedule 5.13(a) is in full force and effect and, to the Knowledge of Seller, there is no existing default by any party thereto or any condition or event which, with notice or lapse of time, would constitute such a default.
          (b) Each of the Companies set forth in Schedule 5.13(a) as the owner of a particular piece of the Owned Realty has good and marketable fee title to such Owned Realty, free and clear of any and all Liens (except Permitted Liens and the Liens, leases, subleases, rights of parties in possession, easements and encroachments set forth in Schedule 5.13(b)).

     Section 5.14 Labor Matters. Except as set forth in Schedule 5.14, (a) none of the Companies is a party to: (i) any collective bargaining agreement or similar agreement with any labor organization or employee association, or (ii) any other written contract concerning employment; (b) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is pending, and, to the Knowledge of Seller, no such grievance or proceeding is threatened; (c) since June 3, 2003, there has not been and there is not pending or, to the Knowledge of Seller, threatened in writing, (i) any labor dispute between any of the Companies and any labor organization, or any strike, slowdown, or other similar organized labor activity involving any employee of any of the Companies or affecting any of the Companies, or (ii) any material union organizing or election activity involving any employee of any of the Companies; (d) each of the Companies is in compliance in all material respects with all United States federal, state and local Laws applicable to such Company regarding labor, employment and employment practices, conditions of employment, occupational safety and health, immigration, equal employment opportunity, employment discrimination and wages and hours, including any bargaining or other obligations under the National Labor Relations Act (collectively, “Labor Laws”); (e) to the Knowledge of Seller, none of the Companies is engaged in any unfair labor practice, and there is no unfair labor practice charge pending or, to the Knowledge of Seller, threatened in writing against any of the Companies before the National Labor Relations Board or any other Governmental Authority and, to the Knowledge of Seller, there are no facts upon which any such claim could be based; (f) to the Knowledge of Seller, none of the Companies has received written notice of the intent of any Governmental Authority responsible for the enforcement of any Labor Law to conduct an investigation with respect to or relating to such Company, and no such investigation is in progress and, to the Knowledge of Seller, there are no facts upon which any such claim could be based; (g) there exists no pending or, to the Knowledge of Seller, threatened lawsuit, administrative proceeding or investigation between any of the Companies and any current or former director, officer or employee of any of the Companies, including any claim for wrongful termination, breach of express or implied contract of employment or for violation of equal employment opportunity laws; and, to the Knowledge of Seller, there are no facts upon which any such claim could be based; (h) since June 3, 2003, none of the Companies has effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Companies or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Companies without complying with the WARN Act; nor, to the Knowledge of Seller, has any of the Companies been affected by any transaction or engaged in any layoff or employment termination of employees of any of the Companies sufficient in number to trigger application of any similar United States federal, state or local Law without complying with any such Law. As of the Closing Date, each of the Companies shall have withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees in accordance with applicable legal requirements. All individuals who perform services for each of the Companies have been properly classified as employees or independent contractors. Each of the Companies is not delinquent in payments to any employee, including but not limited to, any wages, salaries, commissions, bonuses, profit sharing or other compensation, benefits or reimbursements, for any services performed by them.
     Section 5.15 Insurance. Set forth in Schedule 5.15 is a list of all primary, excess and umbrella policies, bonds and other forms of insurance currently owned or held by or on behalf of or providing insurance coverage to each of the Companies and their respective directors and officers. All policies set forth in Schedule 5.15 are in full force and effect, and no pending notice of default, cancellation or termination has been received by any of the Companies with respect to any such policy, except that Seller intends to terminate the coverage of the Companies and their respective directors and officers under such policies effective as of the Closing Date.
     Section 5.16 Intellectual Property. Each of the Companies owns or has a valid and enforceable right to use all copyrights, trade names, trademarks, service marks, service names, trade secrets, designs, licenses, patents, plant variety protection certificates and other intellectual property rights, including, without limitation, know-how (whether related to any of the foregoing or otherwise) (including pending applications for any of the foregoing), used in or necessary to the conduct by such Company of the business as now being conducted (collectively, “Intellectual Property”). Schedule 5.16 sets forth a list of the Intellectual Property, identifies the owner thereof, the right to use or other interest therein of any Company, and, with respect to each registration, grant and application, the jurisdiction and record owner thereof. Schedule 5.16 sets forth a list of all licenses of Intellectual Property pursuant to which any of the Companies is a licensor or licensee in respect of any Intellectual Property, other than licenses of commercially available software applications licensed by or for the use of the Companies in the ordinary course of business. Except as set forth in Schedule 5.16, there is no claim, action, suit, proceeding or investigation presently pending, nor has there been any claim, action suit, proceeding or investigation made after February 3, 1999, and to the Knowledge of Seller prior to February 3, 1999, or, to the Knowledge of Seller, threatened, nor has any of the Companies received any notice that (a) the operations of or any of the Companies infringe upon or conflict with the rights of any other Person in respect of any Intellectual Property, (b) any Intellectual Property is invalid or unenforceable or (c) any Intellectual Property is or has been infringed or misappropriated by any third person.
     Section 5.17 Taxes. Except as set forth in Schedule 5.17:
          (a) Seller and each of the Companies have (x) duly and timely filed or caused to be filed with the appropriate Governmental Authorities all Tax Returns required to be filed by it under applicable laws and regulations. All such Tax Returns are true, correct and complete and were prepared in substantial compliance with all applicable laws and regulations. All Taxes due and owing by the Companies (whether or not shown on any Tax Return) have been paid;
          (b) None of the Companies has violated or is in violation of any applicable Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or simi-

lar provisions under any foreign Law and withholding of Taxes in respect of employee wages). Each of the Companies has, within the time and within the manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be withheld and paid over under all applicable Laws;
          (c) There are no Liens for Taxes upon the Shares or the assets or properties of any of the Companies except for statutory liens for Taxes not yet due;
          (d) There are no outstanding waivers or comparable Consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns of any of the Companies;
          (e) None of the Companies has requested an extension of time within which to file any Tax Return in respect of any fiscal year which has not since been filed;
          (f) No foreign, federal, state, or local tax audits or administrative or judicial proceedings relating to Taxes are pending or being conducted with respect to the Companies. None of the Companies has received from any foreign, federal, state, or local taxing authority (including jurisdictions where the Companies have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) written request for information related to matters pertaining to Taxes, or (iii) notice of deficiency or proposed adjustment for any amount of Taxes proposed, asserted, or assessed by any taxing authority against the Companies;
          (g) None of the Companies is a party to, is bound by, or has any obligation under, any sharing agreement relating to Taxes, indemnification agreement relating to Taxes or similar Contract;
          (h) The unpaid Taxes of the Companies (A) did not, as of the end of the most recent calendar month, exceed the reserve for liability for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between income for book purposes versus income for Tax purposes) set forth on the face of the most recent Balance Sheets (other than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Companies in filing their Tax Returns. Since the date of the most recent Balance Sheets, none of the Companies has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice;
          (i) None of the Companies has any liability for any unpaid Taxes that have accrued as of the Closing Date of any Person (other than the Companies) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;
          (j) There are no audits, rulings, requests for rulings or closing agreements relating to either of the Companies, or any member of any affiliated, combined or unitary group of which either of the Companies is or was a member, which could affect either of the Companies’ liability for Taxes for any period before or after the Closing;
          (k) No written claim has been made within the two calendar year period ending on the Closing Date by an authority in a jurisdiction where the Companies do not file Tax Returns that it is or may be subject to taxation by that jurisdiction;
          (l) None of Companies is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code §280G (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Code §162(m) (or any corresponding provision of state, local or foreign Tax Law). None of the Companies has been a United States real property holding corporation within the meaning of Code §897(c)(2) during the applicable period specified in Code §897(c)(1)(A)(ii);
          (m) The tax basis of the assets reflected on the income Tax Returns of the Companies is true, accurate, and correct;
          (n) Each of the Companies has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Taxes within the meaning of Code §6662.
          (o) None of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:
     (A) change in method of accounting for a taxable period ending on or prior to the Closing Date;
     (B) “closing agreement” as described in Code §7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date.
     (C) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);
     (D) installment sale or open transaction disposition made or on prior to the Closing Date; or
     (E) prepaid amount received on or prior to the Closing Date.
Notwithstanding the foregoing provisions, the provisions of Section 5.17(o)(C), Section 5.17(o)(D) and Section 5.17(o)(E) shall be applicable only to the extent that the amount of taxable income realized by the Companies after the Closing Date with respect to such items exceeds the amount of net operating losses available to the Companies immediately following the Closing.
          (p) Prior to the Closing Date, Seller and the Companies shall not change any accounting methods or enter into any transaction outside the ordinary course of their business that would result in the material loss or diminution of any net operating loss carryforwards of the Companies.
     Section 5.18 Products Liability. Except as set forth in Schedule 5.18, since December 5, 2001, none of the products sold by the Companies on or prior to the Closing Date: (i) has been the subject of any material customer complaints; (ii) has been rejected by customers in any material quantities; or (iii) has been the subject of any material products liability or warranty claims against any of the Companies. Except as set forth in Schedule 5.18, there is no claim, action, suit or proceeding pending of which Seller or any of the Companies has received written notice from any Governmental Authority, or by or on behalf of any third party, and, to the Knowledge of Seller, no such claim, action, suit or proceeding is threatened by any Governmental Authority, or by or on behalf of any third party, with respect to the products sold by the Companies on or prior to the Closing Date.
     Section 5.19 Brokers. No broker, finder or financial advisor or other person retained by Seller or the Companies is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.
     Section 5.20 Corporate Records. Except as disclosed in Schedule 5.20, to the Knowledge of Seller, the minute books of each of the Companies contain true, correct and complete copies in all material respects of their articles of incorporation, their by-laws, the minutes of every meeting of its board of directors and every committee thereof and of its shareholders and every written resolution of its directors and shareholders.
     Section 5.21 Sufficiency of Assets and Intercompany Services. The assets owned by the Companies constitute substantially all of the assets, tangible and intangible, necessary to operate the Business immediately after the Closing in substantially the same manner in which it was previously operated by the Companies immediately prior to the Closing. Except as set forth on Schedule 5.21, and except for the services to be provided under the Transition Services Agreement, there are no intercompany services provided to any of the Companies by the Seller or by any Affiliate of the Seller. Except as set forth on Schedule 5.21 there are no assets currently used in the Business that are not owned or leased by the Companies.
     Section 5.22 Material Customers and Suppliers. Schedule 5.22 lists the ten (10) largest customers and the ten (10) largest suppliers of the Business for the twelve (12) month period ending January 31, 2006, and the aggregate amount which each customer was invoiced and each supplier was paid during such period. Except as set forth in Schedule 5.22, Seller and the Companies have not received written notice (i) of any intention on the part of any such customer or supplier to cease doing business with the Business or the applicable Company or (ii) to the Knowledge of Seller, from any such customer or supplier, to modify or change in any materially adverse manner any existing Contract (including purchase orders) with the Business or the applicable Company for the purchase or supply of any material products or services. Except as set forth in Schedule 5.22, to the Knowledge of the Seller, the relationships of each of the Companies with each of their principal suppliers, shippers and customers are satisfactory.
     Section 5.23 Employees; Employment Contracts. Schedule 5.23 lists, by Company, all of the employees and their age, position, length of service and base compensation, which list is accurate in all material respects. Except as set forth in Schedule 5.23, none of the Companies is a party to or bound by any contracts with any employee or former employee, including any contracts for the employment of any employee.
     Section 5.24 No Undisclosed Liabilities. Except for liabilities and obligations (a) disclosed in the Balance Sheets, (b) incurred in the ordinary course of business since October 31, 2006, or (c) disclosed in Schedule 5.24, none of the Companies has any liabilities or obligations (including, without limitation, contingent, unmatured, unliquidated, unasserted or conditional liabilities or obligations, including guaranties, regardless of whether GAAP or the Accounting Principles would require the inclusion of such liabilities or obligations, including guaranties, on the Balance Sheets). This Section 5.24 shall apply only in the event that there is no other Section of this Agreement that addresses the representation, warranty, covenant or agreement alleged by Purchaser to have been breached by Seller. For example, if Purchaser alleges that Seller has breached a representation relating to an environmental matter, such alleged breach shall be addressed under Section 5.12 and this Section 5.24 shall not apply.
     Section 5.25 Disclaimer of Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING THE SCHEDULES AND EXHIBITS TO THIS AGREEMENT, (A) NEITHER SELLER NOR ANY OF THE COMPANIES HAS MADE, AND DO NOT HEREBY MAKE, ANY EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES, STATUTORY OR OTHERWISE, OF ANY NATURE, WITH RESPECT TO THE COMPANIES OR THE BUSINESS, INCLUDING ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY AS TO THE MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE ASSETS AND PROPERTIES OF THE COMPANIES, AND (B) ALL OTHER REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED BY SELLER AND THE COMPANIES.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser hereby represents and warrants to Seller as follows as of the date of this Agreement and as of the Closing Date:

     Section 6.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority, corporate or otherwise, to own, lease and operate all of its properties and assets and to conduct its business as it is now being conducted.
     Section 6.2 Authority; Binding Effect. Purchaser has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board of Director and any requisite Shareholder approvals) on the part of Purchaser, and no other action, corporate or otherwise, on the part of Purchaser or its stockholders is required to authorize the execution, delivery and performance hereof, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except that such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium or other laws now or hereafter in effect relating to or limiting creditors’ rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.
     Section 6.3 No Violation; Consents and Approvals.
          (a) The execution and delivery of this Agreement by Purchaser do not, and the performance of this Agreement by Purchaser and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the certificate of incorporation or by-laws, in each case as currently in effect, of Purchaser, (ii) conflict with or violate in any material respect any Laws applicable to Purchaser or to which any of its properties or assets is bound or subject, or (iii) result in any breach of, or constitute a default (or an event that with notice or lapse of time or both would constitute a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of Purchaser under, any material note, bond, indenture, Contract, permit, franchise or other instrument or obligation (including, but not limited to, any letter of credit) to which Purchaser is a party or by or to which Purchaser or any of its properties or assets is bound or subject.
          (b) The execution and delivery of this Agreement by Purchaser do not, and the performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby, will not, require Purchaser to obtain (x) any Consents from any Governmental Authority, or (y) any consent of any third party, except for (i) applicable filing requirements, if any, of the HSR Act, (ii) filings required to be made with the United States Securities and Exchange Commission, and (iii) the Consents set forth in Schedule 6.3(b).
     Section 6.4 Acquisition of Shares for Investment. Purchaser is acquiring the

Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof. Purchaser is an “accredited investor” as such term is defined in Rule 501 under the Securities Act. Purchaser acknowledges that the Shares to be acquired by Purchaser pursuant to the transactions contemplated hereby have not been registered under the Securities Act or the securities laws of any state or other jurisdiction. Purchaser acknowledges that the Shares it purchases hereunder may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of (i) without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and (ii) except in accordance with any applicable provisions of state securities Laws.
     Section 6.5 Absence of Litigation. There is no Litigation pending or, to the Knowledge of Purchaser, threatened against Purchaser, if adversely determined, nor any judgment, order or decree of any Governmental Authority to which Purchaser is a party or subject, that would reasonably be expected to impair, in any material respect, Purchaser’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.
     Section 6.6 Financing. Purchaser has provided to Seller financing commitment letter(s) from financial institutions, which provide for financing sufficient to enable Purchaser to consummate the transactions contemplated hereby.
     Section 6.7 Brokers. No broker, finder or financial advisor or other person retained by Purchaser is entitled to any brokerage fees, commissions, finders’ fees or financial advisory fees in connection with the transactions contemplated hereby.
     Section 6.8 Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, software, technology and prospects of Seller and the Companies, which investigation, review and analysis was performed by Purchaser and, to the extent Purchaser deemed appropriate, by Purchaser’s representatives and advisors. Purchaser acknowledges that it and its representatives and advisors have been provided adequate access to the personnel, properties, premises and records of Seller and the Companies for such purpose. In entering into this Agreement, Purchaser acknowledges that except for the representations, warranties, covenants and agreements of Seller that are expressly made in this Agreement (or any Exhibit or Schedule to this Agreement) (A) it has relied upon the aforementioned investigation, review and analysis and not on any factual representations of Seller or the Companies, or Seller’s or the Companies’ representatives and advisors and (B) that the underlying business operations and assets of the Companies are being transferred, assigned and conveyed “AS IS, WHERE IS,” without any representation or warranty of any nature whatsoever, express or implied, oral or written (including without any implied warranty of merchantability or fitness for a particular purpose).
ARTICLE VII
COVENANTS

     Section 7.1 Conduct of Business. Except as set forth on Schedule 7.1 or as expressly permitted by this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing Date, Seller shall cause each of the Companies to conduct its business only in the ordinary course, and Seller shall cause each of the Companies to use its commercially reasonable efforts to preserve intact its present business organization, and preserve its current relationships with customers, suppliers, creditors and business partners. Without limiting the generality of the foregoing, except in the ordinary course of business, or as otherwise expressly set forth in Schedule 7.1, during the period from the date of this Agreement through the Closing Date, Seller shall cause each of the Companies not to, and for purposes of Section 7.1(a) hereof, Seller shall not, without the prior written consent of Purchaser:
          (a) amend the articles of incorporation or by-laws of any Company;
          (b) issue, reissue, sell, deliver, transfer, repurchase, redeem, acquire or pledge or authorize or propose the issuance, reissuance, sale, delivery, transfer, repurchase, redemption, acquisition or pledge of shares of the Companies’ capital stock of any class or series, or any securities convertible into the Companies’capital stock of any class or series, or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities or amend any terms of any such right, warrant, option, agreement or commitment, other than the continuing pledges of the Shares by Seller or the Companies pursuant to the Credit Agreement, which are to be released at or before the Closing;
          (c) except for the payment of cash dividends in amounts legally available for distribution, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;
          (d) adjust, split, combine, subdivide or reclassify any shares of its capital stock, as the case may be, or any option, warrant or right relating thereto;
          (e) (i) sell, lease, transfer or otherwise dispose of any of its properties, assets or rights, other than (x) sales of inventory in the ordinary course of business, (y) transfers of other properties, assets or rights for fair value in an amount not to exceed $15,000 individually or $100,000 in the aggregate for the Companies or (z) transactions permitted or required under Section 7.8; (ii) permit, allow or suffer any of its properties or assets to be subjected to any Lien, restriction or charge, other than Permitted Liens and other than continuing Liens pursuant to the Credit Agreement, which are to be released at or before the Closing; or (iii) acquire or lease any properties, assets or rights in an amount in excess of $15,000 individually or $100,000 in the aggregate for the Companies;
          (f) create, incur, assume or guarantee any Indebtedness, other than (i) with respect to the guaranty by any of the Companies of additional borrowings made by Seller under the Credit Agreement; (ii) with respect to the ongoing guaranty made by any of the Companies of Seller’s payment and performance obligations under the Credit Agreement and Indenture; (iii) accounts payable incurred in the ordinary course of business between a Company and another direct or indirect subsidiary of Seller; and (iv) any obligations incurred pursuant to the Wenzler Lease or the sale of accounts receivable pursuant to an accounts receivable securitization program in the ordinary course of business;
          (g) change any of the accounting or tax principles, practices or methods used by any Company, fail to maintain the accounts, books and records of any Company in the usual, regular and ordinary manner on a basis consistently applied;
          (h) enter into, or materially amend or supplement any employment, severance, termination or other agreement or employee benefit plan, including any of the Plans, or materially increase the compensation, severance or termination benefits payable, or to become payable, to any of its officers, directors, employees, agents or consultants (other than in the ordinary course of business);
          (i) enter into, adopt, amend or terminate any collective bargaining agreement;
          (j) make any payments (other than compensation payable to officers and employees of the Companies or repayments of borrowings pursuant to the Credit Agreement, in either case, in the ordinary course of business or as required or permitted by Section 7.8 of this Agreement), loans, advances or other distributions to, or enter into any transaction, agreement or arrangement with, any of their Affiliates, officers, directors, partners, employees, agents, consultants, stockholders or their Affiliates, associates or family members, in each case, except in the ordinary course of business or pursuant to Contracts existing on the date of this Agreement;
          (k) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or securities of, or by any other manner, any corporation, partnership, joint venture or other entity;
          (l) except to the extent contemplated by the Capital Expenditures Budget of any of the Companies, make or authorize any material capital expenditures or commitment for material capital expenditures other than in the ordinary course of business and, in any event, in an amount not to exceed $25,000 in the aggregate for the Companies;
          (m) settle or compromise any Tax liability or agree to any adjustment of any Tax attribute or make any election with respect to its Taxes;
          (n) fail to duly and timely file any Tax Return with the appropriate Governmental Authorities required to be filed by it in a true, complete and correct form in all material respects or to timely pay all Taxes shown to be due thereon;
          (o) terminate or lay off 25 or more employees in the aggregate for the Companies, but in any event no terminations or layoffs shall occur which would, when aggregated with prior terminations and layoffs, require notice to be given to employees and/or Governmental Authorities under the WARN Act;

          (p) suffer or permit any changes in compensation of salaried employees or any changes in compensation, other than regular wage scale changes, of non-salaried employees;
          (q) suffer or permit any transfer, termination or expiration of any licenses;
          (r) suffer or permit any cancellation of Indebtedness (excluding the transactions described in Section 7.8); or
          (s) enter into any agreement, commitment or transaction with respect to taking any of the foregoing actions.
     Section 7.2 Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, Purchaser and Seller agree to, and Seller agrees to cause each of the Companies to, use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable (including satisfaction, but not waiver, of the conditions to Closing set forth in Article VIII hereof).
     Section 7.3 Consents. Without limiting the generality of Section 7.2 hereof, each of the parties hereto shall use commercially reasonable efforts to obtain all Consents of all Governmental Authorities and all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing. Notwithstanding the foregoing, neither Purchaser nor Seller shall have any obligation to pay any fee to any third party (which does not include filing or other fees payable to Governmental Authorities) for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consents. Each of the parties hereto shall make or cause to be made all filings and submissions under Laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement.
     Section 7.4 Antitrust Notification. Each of the parties shall use commercially reasonable efforts to obtain all authorizations or waivers, if any, required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings required in connection therewith.
     Section 7.5 Further Assurances. From and after the Closing Date, Seller and Purchaser shall take all such action as may be necessary or appropriate in order to carry out the purposes of this Agreement or to vest Purchaser with full title to all of the Shares, free and clear of all Liens.
     Section 7.6 Access to Information; Confidentiality.
          (a) During the period from the date of this Agreement through the Closing Date, Seller shall permit, and shall cause the Companies to permit, Purchaser and its advisors, accountants, attorneys and representatives to have access, during regular business hours and upon reasonable notice, to the offices, facilities, assets, properties, employees, books and records of each of the Companies, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Purchaser shall from time to time reasonably request. Purchaser shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any non-public information so provided to Purchaser by or on behalf of Seller or any of the Companies in connection with the transactions contemplated by this Agreement in confidence in accordance with the provisions of the Confidentiality Agreement.
          (b) From and after the Closing Date, Seller shall hold, and shall cause its Affiliates, advisors, accountants, attorneys and representatives to hold, any material non-public information concerning or relating to each of the Companies in confidence except for such disclosures as may be (i) consented to by Purchaser in writing or (ii) required by Law.
     Section 7.7  Notification of Certain Matters. Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller of the occurrence, or non-occurrence, of any event the occurrence or non-occurrence of which would be reasonably likely to cause (i) any representation or warranty of Seller or Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, or (ii) Seller or Purchaser, as the case may be, to fail to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder.
     Section 7.8 Inter-Company Obligations; Affiliate Agreements. Seller shall (i) cause each of the Companies to repay by means of capital contributions, any accounts payable to or receivable from any Affiliates (other than the Companies) and (ii) except for those agreements set forth in Schedule 7.8, as of the Closing, cause all agreements between Seller or any of its Affiliates (other than the Companies), on the one hand, and any of the Companies, on the other hand (the “Affiliate Agreements”), to be terminated in all respects such that there is no liability thereunder on the part of any Company.
     Section 7.9 Supplements to Disclosure Schedule. From time to time prior to the Closing, Seller shall amend or supplement the Schedules to this Agreement with respect to any matter that, if existing or occurring at or prior to the Closing, would have been required to be set forth or described in any such Schedule or that is necessary to complete or correct any information in any representation or warranty contained in Article IV or Article V hereof. If the transactions contemplated by this Agreement are consummated, any matters disclosed pursuant to any such amendment or supplement to the Schedules hereto, shall be considered to have been disclosed to Purchaser for purposes of determining whether a breach of any representation or warranty has occurred which gives rise to indemnification pursuant to Article IX hereof.
     Section 7.10 Access to Books and Records Following the Closing. Following the Closing, Purchaser shall permit Seller and its authorized representatives, during normal business hours and upon reasonable notice, to have reasonable access to, and examine and make copies of, all books and records which relate to transactions or events occurring prior to the Closing or transactions or events occurring subsequent to the Closing which are related to or arise out of transactions or events occurring prior to the Closing.
     Section 7.11 Resignations. At or prior to the Closing Date, Seller shall cause each director and officer of the Companies listed on Schedule 7.11 hereto to execute and deliver to Purchaser a letter of resignation, effective on the Closing Date, from his or her position as a director (but not terminating the employment, if any, of such person with the Companies).
     Section 7.12 Covenant Not To Compete.
          (a) To secure the interests of Purchaser hereunder, Seller hereby covenants and agrees that, except as otherwise provided herein, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, it shall not, and shall cause its controlled Affiliates (but only as long as they remain controlled Affiliates) not to, directly or indirectly, participate in the management, operation or control of, or have any financial or ownership interest greater than five (5%) percent in, or aid or knowingly assist anyone else in the conduct of, any business or entity that (i) engages in the Business, or (ii) is, to the Knowledge of Seller, making preparations for engaging in such Business, including, without limitation, (A) soliciting any customer of the Companies to purchase any products which are competitive with the products currently sold by the Companies from anyone other than the Companies; and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by the foregoing, whether by ownership, control, management, operation or financing of such Person; provided, however, that (i) MGG Group B.V. and its subsidiaries (collectively, “MGG”) may continue to engage in the Business, provided that the Net Sales in the North American market from the conduct of the Business do not exceed Ten Million Dollars ($10,000,000) during any fiscal year of MGG or part thereof ending prior to the fifth (5th) anniversary of the Closing Date; (ii) Seller may acquire a company that engages in the Business among other activities of such company, provided that such company’s Net Sales in the North American market from the conduct of the Business do not exceed Forty Million Dollars ($40,000,000) during any fiscal year or part thereof ending prior to the fifth anniversary of the Closing Date and provided further that Seller shall pay a royalty to Purchaser equal to the sum of: (A) one percent (1%) of such company’s Net Sales in the North American market from the conduct of the Business in excess of Ten Million Dollars ($10,000,000) but not greater than Twenty Million Dollars ($20,000,000) during any fiscal year or part thereof ending prior to the fifth anniversary of the Closing Date; (B) two percent (2%) of such company’s Net Sales in the North American market from the conduct of the Business in excess of Twenty Million Dollars ($20,000,000) but not greater than Thirty Million Dollars ($30,000,000) during any fiscal year or part thereof ending prior to the fifth anniversary of the Closing Date; and (C) three percent (3%) of such company’s Net Sales in the North American market from the conduct of the Business in excess of Thirty Million Dollars ($30,000,000) during any fiscal year or part thereof ending prior to the fifth anniversary of the Closing Date; and (iii) Seller and its controlled Affiliates shall not be subject to any limitations regarding the assembly of corner modules in the North American market. Seller represents and warrants to Purchaser that the Companies are not subject to any non-competition obligations resulting from the sale of Seller’s suspension machining facility and business operations in Southfield, Michigan. “Net Sales” means the gross sales price of products as invoiced to customers, less: (i) price discounts, cash discounts and rebates actually allowed or granted; (ii) refunds, replacements, credits or allowances actually granted upon claims or returns; (iii) packaging, transportation, insurance and warehouse costs to the extent included in the gross sales price; and (iv) Taxes or other governmental charges levied on or measured by the invoiced amount.
          (b) Seller and Purchaser each hereby acknowledge and agree that if any of Seller or any one or more of its controlled Affiliates breaches any provision of Section 7.12(a), any remedy at law would be inadequate and that the Companies and Purchaser, in addition to seeking monetary damages in connection with any such breach, shall be entitled to specific performance, and injunctive and other equitable relief to prevent or restrain a breach of this Section 7.12 or to enforce the provisions hereof.
          (c) Seller and Purchaser intend that the provisions of this Section 7.12 be enforced to the fullest extent permissible under the Laws applied in each jurisdiction in which enforcement is sought. If any provision of this Section 7.12, or any part hereof, shall be held by a court of competent jurisdiction to be invalid or unenforceable, this Section 7.12 shall be amended to revise the scope of such provision, to make it enforceable to the fullest extent permitted by applicable Law, if possible, or to delete such provision or such part, such revision or deletion to apply only with respect to the operation of this Section 7.12 in the jurisdiction of such court.
          (d) For a period of two (2) years from and after the date hereof, neither Purchaser nor Seller nor any of their respective controlled Affiliates shall, directly or indirectly, without the prior written consent of the other party, solicit or direct any other Person to solicit any officer or other employee of such other party or such other party’s Affiliates to: (i) terminate such officer’s or employee’s employment with such other party or such other party’s Affiliates; or (ii) seek or accept employment or other affiliation with any other Person (other than, in each case, any solicitation directed to the public in general in publications of general distribution). For purposes of this Section 7.12(d), the limitations imposed on Purchaser shall be limited to Purchaser and its controlled Affiliates which are subsidiaries of Purchaser.
     Section 7.13 Transition Services Agreement. Seller acknowledges and agrees that Purchaser will require certain services from Seller on an interim basis following the Closing Date in order to operate the Business. In furtherance of the foregoing, at the Closing, Purchaser, or an Affiliate of Purchaser, and Seller or an Affiliate of Seller, shall enter into a transition services agreement on substantially the terms set forth in Exhibit E attached hereto (the “Transition Services Agreement”).
     Section 7.14 Patent Assignment. Seller shall assign to Purchaser all of its right, title and interest in the patents listed on Schedule 7.14 hereto and Purchaser shall grant back to Seller a non-exclusive, royalty-free, paid up, perpetual, worldwide license, with the right to grant sublicenses, to make, have made, use, lease and sell any and all articles, products, methods and / or processes covered by the patents. In furtherance of the foregoing, at the Closing, Seller or Affiliates of Seller that own or otherwise have the right to use such patents, Purchaser and the Companies shall enter into a Patent Assignment, substantially in the form attached hereto as Exhibit F (the “Patent Assignment”).
     Section 7.15 Public Announcements. From the date hereof through the Closing Date, Seller and Purchaser shall not, and Seller and Purchaser shall cause their Affiliates (including, in the case of Seller, the Companies) not to, issue any public report, statement or press release or otherwise make any public statement regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the other party hereto, unless otherwise required by applicable Law or to obtain any necessary Consents (including Consents of the Lenders pursuant to the Credit Agreement and the Trustee pursuant to the Indenture), in which case the party required to make such disclosure shall advise the other party hereto and discuss the contents before issuing any such report, statement or press release.
     Section 7.16 Use of Names. Within a reasonable transition period following the Closing Date, which transition period shall not exceed one hundred eighty (180) days, the Companies shall, and Purchaser shall cause the Companies to, amend their respective articles of incorporation and file such amendments with the appropriate Governmental Authorities, changing the name of each such Company to a name bearing no resemblance to “HLI” or “Hayes Lemmerz” or “Lemmerz” or “Hayes”. From time to time after the Closing, Purchaser shall deliver to Seller duplicate originals of such amendments, or file-stamped copies of such amendments. After the Closing, Purchaser and the Companies shall not use or permit any of their respective Affiliates to use the name “HLI” or “Hayes Lemmerz” or “Lemmerz” or “Hayes” or any variation or derivative thereof; provided, however, that the Companies shall be permitted to use such names for a reasonable transition period following the Closing Date, which transition period shall in no event exceed one hundred eighty (180) days.
     Section 7.17 Employees; Employee Benefits.
          (a) Effective as of the Closing, Purchaser shall, and shall cause its Affiliates to, continue the employment of each employee listed on Schedule 7.17(a) (the “Continuing Ferndale Employees”) for a period of three months after the Closing Date on terms and conditions set forth in the letter agreements with each of such Continuing Ferndale Employees. Nothing in this Agreement shall be construed as prohibiting Purchaser or any of its Affiliates (including the Companies) from terminating the employment of any Continuing Employees for any or no reason following the Closing Date; provided, however, Seller shall not have any responsibility for any such actions taken by Purchaser or any of its Affiliates (including the Companies).
          (b) Purchaser shall, and shall cause its Affiliates to, cause those employee benefit plans, programs, agreements and arrangements of Purchaser and its Affiliates (the “Purchaser Plans”) to credit each employee of the Companies who was employed by any such entities immediately prior to the Closing and the Continuing Ferndale Employees (collectively, the “Continuing Employees”) with such Continuing Employee’s service with a Company or an Affiliate of a Company, or any predecessor employers to a Company or an Affiliate of a Company, to the extent credited under the analogous Plans, as service with Purchaser and its Affiliates for purposes of vesting and eligibility under the Purchaser Plans in which a Continuing Employee becomes eligible to participate after the Closing Date and for purposes of determining the amount of benefits under any Purchaser Plan that provides for severance, disability, vacation, paid time off and the like; provided, however, that in no event shall the Continuing Employees be entitled to any credit to the extent that it would result in duplication of benefits with respect to the same period of service. Purchaser shall, and shall cause its Affiliates to, from and after the Closing Date, (i) cause any and all pre-existing condition limitations, eligibility waiting periods, active employment requirements and requirements to show evidence of good health under the Purchaser Plans, to the extent that such conditions, exclusions and waiting periods would have been waived or satisfied under the analogous Plan in which any such Continuing Employee participated immediately prior to the Closing Date, to be waived with respect to Continuing Employees (and their spouses and eligible dependents) who become participants in such Purchaser Plans and (ii) give credit for or otherwise take into account under the Purchaser Plans the out-of-pocket expenses and annual expense limitation amounts paid by each Continuing Employee under the analogous Plan for the year in which the Closing Date occurs. Except as otherwise provided in this Agreement or the Transition Services Agreement, Seller shall retain all of the employee benefit plans, programs, agreements and arrangements of Seller and its Affiliates (other than the Companies) (the “Seller Plans”) and all of the liabilities and obligations arising from such Seller Plans. Seller retains the right to change or discontinue such Seller Plans at any time.
          (c) For a period of at least three months immediately following the Closing Date, Purchaser shall, and shall cause its Affiliates to, provide severance benefits to the Continuing Ferndale Employees that are no less favorable than (i) those provided to such Continuing Ferndale Employees immediately prior to the Closing Date or (ii) those provided to similarly situated employees of Purchaser and its Affiliates from time to time, whichever provides the greater benefit to the Continuing Ferndale Employees.
          (d) Effective as of the Closing Date, Continuing Employees shall no longer actively participate in the Hayes Lemmerz International, Inc. Retirement Savings Plan (the “Seller’s Savings Plan”). Purchaser shall adopt, or if it has previously adopted shall designate, a tax-qualified defined contribution plan of Purchaser or one of its Affiliates (such plan(s), the “Purchaser’s Savings Plan”) that either (i) provides for the receipt from Continuing Employees of “eligible rollover distributions” (as such term is defined under Section 402 of the Code) or (ii) shall be amended as soon as practicable following the Closing Date to provide for the receipt from the Continuing Employees of eligible rollover distributions. The Seller shall cause all Continuing Employees to be fully vested in their accounts under the Seller’s Savings Plan as of the Closing. Seller represents and warrants to Purchaser that Seller has suspended employer matching contributions under Seller’s Savings Plan for the period from May 8, 2006 through December 31, 2006. As soon as administratively feasible following the Closing Date,

Seller shall cause all assets attributable to Continuing Employees as of the Closing Date in Seller’s Savings Plan to be liquidated in anticipation of a transfer of such assets (a “Plan-to-Plan Transfer”) to the Purchaser’s Savings Plan. Any outstanding loan balances under the Seller’s Savings Plan attributable to any Continuing Employee shall not be liquidated. As soon as practicable following the Closing Date, Seller shall provide to Purchaser a list of any such loans (including the date, outstanding balance, interest rate and payment schedule of any such loan), such loans shall be transferred to Purchaser’s Savings Plan pursuant to the Plan-to-Plan Transfer, and any payments on such loans made on or after the Closing Date shall be endorsed (as applicable) and delivered to Purchaser’s Savings Plan. As soon as administratively feasible (but in no event later than three business days following the foregoing liquidation of assets), Seller shall cause Seller’s Savings Plan to transfer the full amount of cash resulting from such liquidation to Purchaser’s Savings Plan, and Purchaser shall cause Purchaser’s Savings Plan to accept such transfer. Purchaser and Seller shall take such other and further action as may be necessary or appropriate (including the adoption of necessary or appropriate plan amendments) to accomplish the Plan-to-Plan Transfer in a timely manner, consistent with the relevant requirements of Section 414(l) of the Code and the regulations thereunder. Purchaser has no obligation under this Agreement to make contributions to Purchaser’s Savings Plan, except for contributions with respect to compensation paid by Purchaser or the Companies to employees after the Closing Date relating to periods prior to the Closing Date.
          (e) In accordance with the Accounting Principles, Seller will retain liability for payments under the Hayes Lemmerz International Short Term Incentive Plan and the Hayes Lemmerz International Gain Sharing Plan with respect to amounts payable to employees of the Companies and will pay any amounts due to such employees within thirty (30) days after the Closing. In accordance with the Accounting Principles, Purchaser will be responsible for medical and workers’ compensation costs relating to the employees of the Companies and the Continuing Ferndale Employees incurred prior to Closing, and Purchaser shall cause the Companies to pay such medical and workers’ compensation costs. Seller has provided information to Purchaser regarding the Companies’ medical and workers’ compensation costs and shall continue to provide such information as Purchaser shall reasonably request regarding such costs prior to Closing.
          (f) Seller shall be responsible for maintaining long-term disability insurance benefits with respect to any employee or former employee of the Companies who is receiving such benefits as of the Closing or becomes eligible to receive such benefits as a result of any event or disability that occurs on or prior to Closing. After the Closing, Purchaser shall be responsible for short-term disability benefits with respect to any Continuing Employee who is receiving such benefits as of the Closing. Schedule 7.17(f) lists the Continuing Employees who are receiving short-term disability benefits.
     Section 7.18 Assignment and Assumption of Contracts. At the Closing, Seller or its Affiliates shall assign to Purchaser or one or more of the Companies, as determined by Purchaser, and Purchaser or such Companies shall agree, from and after the Closing Date, to pay, perform and discharge when due the Contracts set forth on Schedule 7.18; provided, however, that no Contract requiring the Consent of the other party thereto shall be so assigned unless and until such Consent has been obtained. Seller shall use commercially reasonable efforts to obtain all required Consents to such assignments prior to the Closing Date and Purchaser shall provide such information and otherwise cooperate with Seller as reasonably necessary for Seller to obtain such Consents. Notwithstanding anything in this Agreement to the contrary, in the event and to the extent that any of the Contracts cannot be assigned to Purchaser without obtaining the consent of another party thereto, and if such consent shall not be obtained prior to the Closing, then Seller and Purchaser shall mutually cooperate in attempting to obtain such consent following the Closing. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would affect the rights of Seller thereunder so that Purchaser would not, in fact, receive all such rights, Purchaser and Seller will cooperate with each other in any arrangement reasonably requested by Purchaser and designed to provide for Purchaser the benefits of and to permit Purchaser to assume the stated liabilities under each such Contract, including enforcement at the request and expense and for the benefit of Purchaser of any and all rights of Seller against a thirty party thereto arising out of the breach or cancellation thereof by such third party or otherwise.
     Section 7.19 Tax Returns.
          (a) Tax Periods Ending on or Before the Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Seller shall permit Purchaser to review and comment on all such Tax Returns described in the preceding sentence prior to filing. Seller shall reimburse Purchaser for Taxes of the Companies with respect to such periods within fifteen (15) days after payment by Purchaser or the Companies of such Taxes to the extent such Taxes are not reflected in the reserve for liability for Taxes (other than any reserve for deferred Taxes established to reflect timing differences between income for book purposes versus income for Tax purposes) shown on the face of the balance sheets of the Companies dated as of the Closing Date.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for the Companies for periods which begin before the Closing Date and end after the Closing Date. Purchaser shall permit Seller to review and comment on all such Tax Returns described in the preceding sentence prior to filing. Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the reserve for Tax Liability (other than any reserve for deferred Taxes established to reflect timing differences between income for book purposes versus income for Tax purposes) shown on the face of the balance sheets of the Companies as of the Closing Date. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Taxes which relate to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income, receipts, profits or gains be deemed to be the amount of such

Taxes for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Taxes based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Companies.
          (c) Cooperation on Tax Matters.
               (i) Purchaser, the Companies and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Companies and Seller agree (A) to retain all books and records with respect to Taxes matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or Seller, as the case may be, shall allow the other party to take possession of such books and records.
               (ii) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Taxes that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
               (iii) Purchaser and Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.
          (d) Tax Sharing Agreements. All sharing agreements or similar agreements relating to Taxes with respect to or involving the Companies shall be terminated as of the Closing Date and, after the Closing Date, the Companies shall not be bound thereby or have any liability thereunder.
          (e) Tax Positions. With respect to Tax Returns prepared under this Section 7.19, (i) Seller and Purchaser shall continue using Seller’s historic accounting methods in filing such returns, (ii) Seller and Purchaser shall provide Purchaser or Seller, as the case may be, with copies of the Tax Returns to be filed no later than 30 days before such filing for their approval, (iii) if any filing position relating to Taxes is disputed, the parties will use their best efforts to come to an agreement on the resolution of the position, and (iv) Seller or Purchaser shall not take a position relating to Taxes on any of the filed Tax Returns that does not have at least a “more likely than not” level of authority.
     Section 7.20 Purchaser’s Due Diligence Reports. Purchaser has delivered and will deliver to Seller copies of any (i) material reports, studies, analyses, tests or monitoring obtained by Purchaser during the course of its due diligence pertaining to Hazardous Materials in, on, beneath or adjacent to any property currently or formerly owned, operated or leased by any of the Companies, or regarding any of the Companies’ compliance with applicable Environmental Laws, and (ii) title searches, title abstracts, surveys, Uniform Commercial Code and other lien searches and litigation searches concerning the Companies obtained by Purchaser during the course of its due diligence.
     Section 7.21 Insurance. Seller shall endeavor to maintain directors and officers liability insurance after the Closing with coverage limits, retentions, terms and conditions and insurance companies similar to Seller’s current directors and officers liability insurance program.
ARTICLE VIII
CONDITIONS TO CLOSING
     Section 8.1 Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by applicable Law, waiver at or prior to the Closing of each of the following conditions:
          (a) No Injunctions or Legal Prohibitions. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by a court of competent jurisdiction which prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted, promulgated or enforced by any Governmental Authority which makes the consummation of the transactions contemplated hereby illegal; provided, however, that the parties shall use their commercially reasonable efforts to have any temporary or preliminary order or injunction lifted.
          (b) HSR Act. If filing is required under the HSR Act, the applicable waiting period under the HSR Act shall have expired or been terminated.
          (c) Consents. All Consents of any Governmental Authority required to be obtained, declarations or filings required to be made, and all waiting periods or terminations required to have occurred prior to the Closing shall have been obtained, made or occurred, and all Consents of third parties identified in Schedule 8.1(c) shall have been obtained.
          (d) Credit Agreement Consent. Seller shall have received any necessary Consents of the Lenders and/or Citicorp North America, Inc. required under the Credit Agreement for the consummation of the Stock Purchase as contemplated by this Agreement.
     Section 8.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by Purchaser):
          (a) Representations and Warranties. The representations and warranties of Seller contained herein shall be true, correct and complete in all respects as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.
          (b) Performance. Seller shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.
          (c) No Material Adverse Effect. From the date of this Agreement to the Closing Date, other than as set forth in any of the Schedules to this Agreement, there shall not have occurred any condition, event or circumstance, change or effect that, individually or in the aggregate, has resulted or would reasonably be expected to result in a Material Adverse Effect on the Companies, taken as a whole.
          (d) Officer’s Certificate. Seller shall have delivered to Purchaser a certificate, dated as of the Closing Date, executed by a duly authorized officer of Seller, certifying the satisfaction of the conditions set forth in subparagraphs (a), (b) and (c) of this Section 8.2.
          (e) Changes to Schedules. Seller shall not have made any materially adverse amendments or supplements to Schedules 5.6, 5.23, 7.17(f) or that portion of Schedule 5.22 under the heading “Customer and Supplier Issues” since the date of this Agreement, and Seller shall not have made any amendments or supplements to any of the Schedules other than Schedules 5.6, 5.23, 7.17(f) or that portion of Schedule 5.22 under the heading “Customer and Supplier Issues” since the date of this Agreement.
          (f) Termination of Financing Commitment Letters. The financing commitment letter(s) described in Section 6.6 shall not have been terminated or withdrawn.
          (g) Trimarc Lease. Purchaser shall have received a consent, in form and substance satisfactory to Purchaser, permitting the change in control of HLI Bristol under the Master Lease between Trimarc Financial, Inc. and HLI Bristol dated September 20, 2006, including Schedule 1 and Schedule 2 thereto.
          (h) Merrill Lynch Lease. Purchaser shall have received an agreement, in form and substance satisfactory to Purchaser, permitting the assumption by Purchaser of the Companies’ obligations under the Wenzler Lease with respect to the Wenzler Montague Equipment.
     Section 8.3 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing of the following conditions (unless waived, to the extent permitted by applicable Law, by Seller):
          (a) Representations and Warranties. The representations and warranties of Purchaser contained herein shall be true, correct and complete in all respects as of the date when made and at and as of the Closing Date, as though such representations and warranties were made at and as of such date.
          (b) Performance. Purchaser shall have performed and complied with, in all material respects, all agreements, conditions, covenants and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.
          (c) Officer’s Certificate. Purchaser shall have delivered to Seller a certificate, dated as of the Closing Date, executed by a duly authorized officer of Purchaser, certifying to the satisfaction of the conditions set forth in subparagraphs (a) and (b) of this Section 8.3.
          (d) Trimarc Lease. Seller shall have received a release, in form and substance satisfactory to Seller, of Seller’s obligations under those certain Corporate Continuing Guaranties of Indebtedness from Seller to Trimarc Financial, Inc. dated October 11, 2006 and November 8, 2006 guarantying the payment and performance of the obligations of HLI Bristol under certain leases.
          (e) Merrill Lynch Lease. Seller shall have received an agreement, in form and substance satisfactory to Seller, pursuant to which Seller is released from all of the Companies’ obligations under the Wenzler Lease with respect to the Wenzler Montague Equipment.
          (f) Merrill Lynch Guaranty . Seller shall have received a release, in form and substance satisfactory to Seller, of Seller’s obligations under that certain Master Lease Guaranty dated July 29, 2005 and made by Seller in favor of Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services, Inc. guarantying the payment and performance of the obligations of HLI Suspension and/or HLI Montague under the Wenzler Lease.

ARTICLE IX
INDEMNIFICATION OBLIGATIONS; SURVIVAL
     Section 9.1 Agreements to Indemnify.
          (a) Subject to the terms and conditions of this Article IX, from and after the Closing, Seller shall indemnify, defend and hold harmless Purchaser and each of the Companies (collectively, the “Purchaser Group”) from and against any and all losses, liabilities, expenses (including reasonable attorneys’ fees), claims and damages (collectively, “Damages”) asserted against, resulting to, imposed upon or suffered by the Purchaser Group, or any one of them, arising out of or related to (i) any breach of any representation or warranty of Seller contained in or made pursuant to this Agreement, (ii) any breach of any covenant or agreement of Seller contained in or made pursuant to this Agreement, or (iii) any product liability or warranty claims relating to products shipped or service provided by a Company on or prior to the Closing Date or (iv) liabilities or obligations expressly retained by Seller under this Agreement or any Schedule or Exhibit to this Agreement (collectively, “Seller Claims”).
          (b) Subject to the terms and conditions of this Article IX, from and after the Closing, Purchaser and each of the Companies, jointly and severally, shall indemnify, defend and hold harmless Seller from and against any and all Damages asserted against, resulting to, imposed upon or suffered by Seller arising out of or related to (i) any breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement, (ii) any breach of any covenant or agreement of Purchaser contained in or made pursuant to this Agreement, or (iii) any product liability or warranty claims relating to products shipped or service provided by a Company after the Closing Date.

     Section 9.2 Tax Indemnification. Seller shall indemnify the Companies, Purchaser, and each Affiliate of Purchaser and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Companies for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Companies (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Companies) imposed on the Companies as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date. Purchaser shall indemnify Seller against any loss, claim, liability, expense or other damage with respect to any Taxes that are the responsibility of the Companies or Purchaser after the Closing Date.
     Section 9.3 Seller’s Limitation of Liability
          (a) Anything in this Agreement to the contrary notwithstanding, the liability of Seller to indemnify the Purchaser Group pursuant to Section 9.1(a) hereof against any Damages sustained by reason of: (i) any Seller Claim pursuant to Section 9.1(a)(i) for a breach of any of the representations or warranties set forth herein shall be limited to Seller Claims as to which any member of the Purchaser Group has given Seller written notice on or prior to the expiration of the applicable survival period for such representation or warranty set forth in Section 9.5, and (ii) any Seller Claim pursuant to Section 9.1(a)(ii) for a breach of any of the covenants and agreements set forth herein (other than the covenants and agreements set forth in Sections 7.2, 7.3, 7.4, 7.6(b) and 7.11), shall be limited to Seller Claims as to which any member of the Purchaser Group has given Seller written notice on or prior to the second (2nd) anniversary of the Closing Date.
          (b) With the exception of any and all Seller Claims arising under or pursuant to Sections 4.1, 4.2, 4.3, 5.1, 5.4 and 5.17 hereof (the “Excepted Seller Claims”), and arising under or pursuant to Sections 5.7 and 5.19, the provisions for indemnity contained in Section 9.1(a) hereof shall be effective only after the aggregate amount of Damages for all Seller Claims exceeds Three Hundred Thousand Dollars ($300,000) (the “Threshold Indemnification Amount”), and then only to the extent of such excess.
          (c) Anything in this Agreement to the contrary notwithstanding, (i) there shall be no limit on the amount of Seller’s indemnification obligations with respect to Seller Claims for a breach of any of the Excepted Seller Claims, (ii) in no event shall the aggregate amount of Seller’s indemnification obligations with respect to Seller Claims for breaches of the representations or warranties set forth in Sections 5.7, 5.12 and 5.19 in the aggregate, exceed the Initial Purchase Price minus the amount of any indemnification obligations described in Sections 9.3(c)(iii), and (iii) in no event shall the aggregate amount of Seller’s indemnification obligations with respect to Seller Claims for breaches of any of the other representations, warranties, covenants or agreements set forth herein exceed an amount equal to Ten Million Dollars ($10,000,000).
          (d) Any indemnification to which the Purchaser Group is entitled under this Agreement shall first be made as a payment to the Purchaser Group from the Escrow Amount in accordance with the terms of an Escrow Agreement, substantially in the form attached hereto as Exhibit G (the “Escrow Agreement”).
          (e) Notwithstanding anything contained in this Agreement to the contrary, in no event shall Seller have any obligation to indemnify any member of the Purchaser Group against Damages for consequential damages or lost profits and Seller’s obligation to indemnify the Purchaser Group with respect to Seller Claims shall be net of any insurance proceeds recovered by the Purchaser Group with respect thereto and any tax benefit realized by any member of the Purchaser Group in connection therewith, it being understood that the Purchaser Group shall have a good faith obligation to diligently pursue the recovery of insurance proceeds and the realization of tax benefits (and, to the extent any such insurance proceeds or tax benefit are recovered or realized by the Purchaser Group after payment of such indemnification obligation, Purchaser shall pay to Seller the amount of such insurance proceeds or tax benefit recovered or realized up to the amount of such indemnification payment).
          (f) Notwithstanding anything contained in this Agreement to the contrary, any obligation of Seller to indemnify any member of the Purchaser Group with respect to environmental remediation shall be limited to Damages incurred by the Purchaser Group as may be required by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other governmental authority implementing or enforcing such Environmental Laws as in effect on the Closing Date, and in no event shall Seller have any obligation to indemnify the Purchaser Group beyond actions required by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws. Such costs of remediation must be reasonable costs incurred by a member of the Purchaser Group which are reasonably necessary to satisfy but not exceed the enforceable limits or standards imposed by Environmental Laws as in effect on the Closing Date or the valid order or judgment of any court or other Governmental Authority implementing or enforcing such Environmental Laws so that each of the Companies can make use of the applicable property in its business as currently conducted.
          (g) Notwithstanding anything contained in this Agreement to the contrary, Article IX of this Agreement shall constitute the sole and exclusive remedy of any member of the Purchaser Group after the date hereof for Damages arising out of, resulting from or incurred in connection with any Seller Claims for a breach of any representation, warranty, covenant or agreement of Seller contained in or made pursuant to this Agreement.

     Section 9.4 Conditions of Indemnification.
          (a) The obligations and liabilities of an indemnifying party under this Agreement with respect to indemnifiable claims made by third parties shall be subject to the following conditions:
     (i) The indemnified party shall give the indemnifying party prompt notice of any such claim, and the indemnifying party shall have the right to undertake the defense thereof by representatives chosen by it;
     (ii) If the indemnifying party undertakes the defense of any such claim, the indemnified party shall, to the best of its ability, assist the indemnifying party, at the expense of the indemnifying party, in the defense of such claim, and shall promptly send to the indemnifying party, at the expense of the indemnifying party, copies of any documents received by the indemnified party which relate to such claim;
     (iii) If the indemnifying party, within a reasonable time after notice of any such claim, fails to defend the indemnified party against which such claim has been asserted, the indemnified party shall (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party, subject to the right of the indemnifying party to assume the defense of such claim at any time prior to settlement, compromise or final determination thereof; and
     (iv) Anything in this Article IX to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect the indemnified party other than as a result of money damages or other money payments, the indemnified party shall have the right, at its own cost and expense, to defend, compromise or settle such claim; and (ii) the indemnifying party shall not, without the written consent of the indemnified party, settle or compromise any claim or consent to the entry of any judgment which does not include as a term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability with respect to such claim.
          (b) If the Purchaser Group has a reasonable good faith basis for asserting a claim for Damages, it shall give prompt written notice to Seller, setting forth in reasonable detail the basis of the claim and the amount thereof (or, if not then determinable by the Purchaser Group, a reasonable good faith estimate of the amount thereof).
     Section 9.5 Survival of Representations. The representations and warranties in this Agreement shall survive the Closing solely for purposes of this Article IX for a period of two years following the Closing Date, except that (i) the representations and warranties in Sections 4.1, 4.2, 4.3, 5.1, 5.4 and 5.7 shall survive the Closing indefinitely; (ii) the representations and warranties set forth in Section 5.12 shall survive the Closing for a period of five years following the Closing Date; (iii) the representations and warranties set forth in Section 5.9 shall survive the Closing until 30 days after the expiration of the applicable statute of limitations; and (iv) the representations and warranties set forth in Section 5.17 shall survive the Closing until six months after the expiration of the applicable statute of limitations.
ARTICLE X
TERMINATION
     Section 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:
          (a) by mutual written agreement of Purchaser and Seller;
          (b) at any time after thirty (30) days after the date of this Agreement, by either Purchaser or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to such date (unless the failure to consummate the Closing by such date shall be due to or have resulted from (i) failure to receive any regulatory or third-party Consent or approval for which a request is pending; or (ii) any breach of the representations or warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement);
          (c) by either Purchaser or Seller by written notice of such termination to the other party if any event, fact or condition shall occur or exist that makes it impossible to satisfy a condition to such party’s obligations to consummate the transactions contemplated by this Agreement, unless the occurrence or existence of such event, fact or condition shall be due to the failure of such party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing;
          (d) by written notice of termination given pursuant to any provision of this Agreement providing for a right of termination; or
          (e) by Seller, if Seller receives an offer from another Person to purchase the Business, which offer Seller believes is more favorable to Seller than the terms and conditions set forth in this Agreement
     Section 10.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 10.1 hereof, this Agreement shall thereafter become void and have no effect and the transactions contemplated hereby shall be abandoned, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 10.2 and in Sections 7.15, 10.3, 11.1, 11.6, 11.7, 11.8, 11.9, 11.14, 11.15 and 11.16 hereof, and except that nothing herein will relieve any party from liability for an intentional breach of any provision of this Agreement or limit or restrict the rights or remedies of any party hereto against the other party for any breach of this Agreement. If this Agreement is terminated pursuant to Section 10.1 hereof:
          (a) all confidential information received by the parties shall be treated in accordance with Section 7.6 hereof and the Confidentiality Agreement referred to in such Section; and
          (b) all filings, applications and other submissions made pursuant to Sections 7.2, 7.3 and 7.4 hereof shall, to the extent practicable, be withdrawn from the agency or other person to which made.
     Section 10.3 Expense Reimbursement; Breakup Fee. In the event Seller terminates this Agreement in accordance with Section 10.1(e), Seller shall pay to Purchaser the sum of: (i) the lesser of (A) Two Million Dollars ($2,000,000) or (B) the reasonable fees and expenses paid by Purchaser to consultants and advisors relating specifically to this Agreement and Purchaser’s due diligence in connection with the contemplated purchase of the Business, but excluding any fees and expenses paid to any Affiliates of Purchaser or any Affiliates of Purchaser’s shareholders, plus (ii) Three Hundred Seventy-Five Thousand Dollars ($375,000).
ARTICLE XI
MISCELLANEOUS
     Section 11.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by telecopier, provided that the telecopy is promptly confirmed by telephone confirmation thereof, to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:
To Seller:
HLI Operating Company, Inc.
15300 Centennial Drive
Northville, MI 48167
Attention: Vice President, Business Development
Fax: (734) 737-2143
with a copy to:
HLI Operating Company, Inc.
15300 Centennial Drive
Northville, MI 48167
Attention: General Counsel

Fax: (734) 737-5913
To Purchaser:
Diversified Machine, Inc.
2280 W. Grand River
Howell, MI 48843
Attention: Shankar Kiru
Facsimile: (517) 548-7005
with a copy to:
Carlyle Group
Attn: Shary Moalemzadeh
520 Madison Avenue, 41st Floor
New York, NY 10022
Facsimile: (212) 381-4940
with a copy to:
Carson Fischer, PLC
Attn: Joseph M. Fischer, Esq.
          William C. Edmunds, Esq.
4111 Andover Road
West – Second Floor
Bloomfield Hills, Michigan 48302-1924
Facsimile: (248) 644-1832
          Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next business day, if sent by national courier service for next business day delivery or (iii) the business day received, if sent by telecopier.
     Section 11.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
     Section 11.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that Purchaser may without such consent assign its rights, duties and obligations hereunder, in whole or in part, to any Affiliate of Purchaser designated by Purchaser in a writing delivered to the Representatives at or prior to the Closing; provided, however, that no assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

     Section 11.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein.
     Section 11.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
     Section 11.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.
     Section 11.7 Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such expenses.
     Section 11.8 Brokers. The fees of any broker, finder or investment banker hired by Seller or any Company shall be borne by Seller. The fees of any broker, finder or investment banker hired by Purchaser shall be borne solely by Purchaser.
     Section 11.9 Governing Law; Jurisdiction. This Agreement shall be governed by the Laws of the State of Michigan, its rules of conflict of laws notwithstanding. Seller and Purchaser each hereby agree and consent to be subject to the exclusive jurisdiction of the Wayne County Circuit Court of the State of Michigan and the United States District Court for the Eastern District of Michigan in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby. Each party hereby irrevocably consents to the service of any and all process in any such suit, action or proceeding by the delivery of such process to such party at the address and in the manner provided in Section 11.1.
     Section 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement.
     Section 11.11 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.
     Section 11.12 Further Assurances. From time to time after the Closing Date, at the request of the other party hereto and at the expense of the party so requesting, Seller and Purchaser shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.
     Section 11.13 Specific Performance. Each party hereto acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by such party and that any such breach would cause the other party hereto irreparable harm. Accordingly, each party hereto also agrees that, in the event of any breach or threatened breach of the provisions of this Agreement by such party, the other party hereto shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and orders for specific performance.
     Section 11.14 Knowledge. For purposes of this Agreement, (i) “Knowledge of Seller” means the actual knowledge of John A. Salvette, Scott T. Harrison, Patrick C. Cauley, Robert Giza, Chad Bullock, Mike Noblitt, Scott Smith or John Hoffman and (ii) “Knowledge of Purchaser” means the actual knowledge of Bruce Swift, Stephen Bay or Shankar Kiru.
     Section 11.15 Severability. If any term or other provision of this Agreement, or any portion thereof, is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms and provisions of this Agreement, or remaining portion thereof, shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision, or any portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are consummated to the fullest extent possible.
     Section 11.16 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person.
     Section 11.17 UIA Form 1027. Purchaser hereby acknowledges that it has received from Seller a completed and executed UIA Form 1027, Business Transferor’s Notice to Transferee of Unemployment Tax Liability and Rate, at least two (2) business days prior to the execution of this Agreement.
[SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

“Purchaser”		“Seller”

DIVERSIFIED MACHINE, INC.		HLI OPERATING COMPANY, INC.

By:	/s/ Bruce Swift	By:	/s/ John A. Salvette

	Name: Bruce Swift		Name: John A. Salvette
	Title: CEO		Title: Vice President, Business Development

HLI SUSPENSION HOLDING COMPANY, INC.

		By:	/s/ John A. Salvette

Name: John A. Salvette
Title: Vice President, Business Development